UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
NISOURCE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

NiSource Inc.
801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990
NOTICE OF ANNUAL MEETING
March 31, 2025
To the Holders of Our Common Stock:
The 2025 annual meeting of stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation, will be conducted in a virtual format only via live audio webcast on Monday, May 12, 2025, at 10:30 a.m. Central Time at www.virtualshareholdermeeting.com/NI2025, for the following purposes:
■	To elect twelve directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;
■	To approve named executive officer compensation on an advisory basis;
■	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025;
■	To consider a stockholder proposal requesting to support special shareholder meeting improvement; and
■	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The Annual Meeting will be conducted in a virtual format only to provide access to all of our stockholders regardless of geographic location. There is no in-person meeting for you to attend. A virtual-only meeting enables increased shareholder attendance and participation, improves efficiency, and reduces costs. We designed the format of the Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
All stockholders of record as of the close of business on March 17, 2025, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.
This year, we are pleased to continue to help protect the environment and save costs by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”).
Your vote is very important. You may vote during the Annual Meeting by following the instructions available on the meeting website, but if you are not able to attend virtually, please submit your vote as soon as possible as instructed in the Notice, proxy card or voting instruction form. You can vote via mail, telephone or the Internet. Whether or not you plan on attending the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting using one of these methods.

Kimberly S. Cuccia
Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on May 12, 2025

The Proxy Statement, Notice of Annual Meeting and 2024 Annual Report to Stockholders
are available at https://www.nisource.com/filings

PROXY STATEMENT SUMMARY
This summary highlights information that may be expanded upon elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2025 annual meeting of stockholders (the “Annual Meeting”).
2025 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:30 a.m. Central Time on Monday, May 12, 2025
Website:	www.virtualshareholdermeeting.com/NI2025
Record Date:	March 17, 2025
Shares of Common Stock Outstanding on Record Date:	470,605,438
Voting:	Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being sent to stockholders on March 31, 2025.
WHO WE ARE
NiSource is one of the largest fully regulated utility companies in the United States, serving approximately 3.8 million natural gas and electric customers across six states, Indiana, Ohio, Pennsylvania, Maryland, Virginia and Kentucky, through our local Columbia Gas and NIPSCO brands. We are based in Merrillville, Indiana, and have approximately 7,700 employees focused on safely delivering reliable and affordable energy to our customers and the communities we serve. We have a vision to be a premier, innovative and trusted energy partner and we exist to deliver safe, reliable energy that drives value to our customers.
VOTING MATTERS AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page Reference
Proposal 1	To elect twelve directors named in this Proxy Statement.	For All Nominees	8
Proposal 2	To approve the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”) on an advisory basis.	For	68
Proposal 3	To ratify Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2025.	For	69
Proposal 4	To consider a stockholder proposal requesting to support special shareholder meeting improvement.	Against	70

  2025 Proxy Statement | 1

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS NOMINEES

Director Nominees (12)				Board Committees
Name	Age	Director Since	Position	Audit	C&HC	Finance	SORP	N&G	Executive
Peter A. Altabef	65	2017	Chair & CEO, Unisys Corporation**			✔		✔
Sondra L. Barbour	62	2022	Retired EVP, Lockheed Martin Corporation	✔				✔
Theodore H. Bunting Jr.	66	2018	Retired Group President, Entergy Corporation	✔*	✔				✔
Eric L. Butler	64	2017	President and CEO, Aswani- Butler Investment Associates	✔	✔*				✔
Deborah A. Henretta	63	2015	Partner, Council Advisors; Retired Group President, Procter & Gamble Co.		✔			✔*	✔
Deborah A. P. Hersman	54	2019	Retired Chair, National Transportation Safety Board			✔	✔
Michael E. Jesanis	68	2008	Retired President & CEO, National Grid USA			✔*	✔		✔
William D. Johnson	71	2022	Retired President & CEO, Pacific Gas & Electric Corporation				✔*	✔	✔
Kevin T. Kabat	68	2015	Chair of the Board, NiSource Inc.					✔	✔*
Cassandra S. Lee	56	2022	Chief Financial Officer, Mobility and Consumer Wireline Segments, AT&T Inc.	✔		✔
John McAvoy	64	2024	Retired Chair, President & CEO, Consolidated Edison, Inc. and Retired Chair & CEO of Consolidated Edison of New York, Inc.		✔		✔
Lloyd M. Yates	64	2020	President & CEO, NiSource Inc.

*Chair of Committee
**Effective April 1, 2025, Mr. Altabef will cease being the CEO, but will remain the Chair

Independent
8%
92%
Female
33%
67%
Race/Ethnicity
33%
67%
Age
<64
33%
≥64
67%
Average
Age:
64 years
Tenure
<6.8
>6.8
Average
Tenure:
6.8 years

See “Proposal 1 – Election of Directors” for more information on our director nominees.
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PROXY STATEMENT SUMMARY
GOVERNANCE HIGHLIGHTS

✔	Annual election of directors
✔	Majority voting for all directors with resignation policy
✔	No supermajority voting provisions
✔	No stockholder rights plan (“poison pill”)
✔	Proxy access by-law (3% ownership / 3 years duration / up to 20 stockholders / 20% of board)
✔	Stockholder right to call special meetings
✔	Separate chair and CEO
✔	All directors independent, except CEO
✔	Board committees comprised of all independent directors
✔	Regular executive sessions of independent directors
✔	Annual Board and committee evaluation process and ongoing evaluations of individual directors
✔	Strategic and risk oversight by Board and committees
✔	Annual “Say-on-Pay” advisory votes
✔	Strong alignment between pay and performance in incentive plans
✔	Commitment to safety and customer experience
✔	Political contributions disclosure
✔	Enhanced independent registered public accounting firm disclosure
✔	Publication of ESG report

See “Corporate Governance” for more information on our corporate governance practices.
EXECUTIVE COMPENSATION HIGHLIGHTS
We have designed our executive compensation program to meet our business objectives, including attracting and retaining top-level executive talent, using various compensation elements and to align executive pay with the long-term and short-term interests of our shareholders. We received more than 96% shareholder support for our Say-on-Pay vote in 2024. We recognize and reward our executive officers through compensation arrangements that link their pay to the Company’s performance, and we ensure an alignment of interests with our shareholders, by including a significant portion of total compensation consisting of at-risk performance-based compensation.

	We DO Have This Practice		We Do NOT Have This Practice
✔	Significant portion of executive compensation is variable and entirely contingent on performance against pre-established Company and individual performance goals	✘	Repricing of options without stockholder approval
✔	Incentive award metrics that are tied to key company performance measures	✘	Hedging or pledging transactions or short sales by executive officers or directors
✔	One-year minimum vesting for equity awards	✘	Tax gross ups for Named Executive Officers
✔	Double-trigger severance benefits upon a change-in-control	✘	Automatic single-trigger equity vesting upon a change-in-control
✔	Limited perquisites	✘	Excise tax gross-ups under change-in-control agreements
✔	Share ownership guidelines applicable to executive officers and independent directors	✘	Excessive pension benefits or defined benefit supplemental executive retirement plan
✔	Compensation recoupment policies	✘	Excessive use of non-performance-based compensation
✔	Annual Say-on-Pay vote by stockholders	✘	Excessive severance benefits
✔	Independent compensation consultant

See “Compensation Discussion and Analysis (CD&A)” and “Components of 2024 Executive Compensation” for more information on our executive compensation program.
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PROXY STATEMENT SUMMARY
ECONOMIC, ENVIRONMENTAL AND SOCIAL HIGHLIGHTS
We are focused on helping ensure the work we do satisfies long-term energy needs in a way that balances the interests of our stakeholders. Guiding principles that shape and inform how we make many of our decisions include, but are not limited to:
-	Requiring that people must be at the center of any effort aimed at shifting to a cleaner, more sustainable energy model.
-	Recognizing the decisions we make have a lasting and meaningful effect on its customers, employees, the communities we serve, our shareholders, and other stakeholders.
-	Having a balanced, holistic approach in identifying solutions that allow us to remain flexible and adaptable for future policy changes, advancements in technology, and changing market conditions.
We announced a goal of net-zero greenhouse gas emissions by 2040 covering both Scope 1 and Scope 2 emissions (“Net-Zero Goal”). Our Net-Zero Goal builds on greenhouse gas emission reductions achieved to-date and demonstrates that continued execution of our long-term business plan will drive further greenhouse gas emission reductions. We plan to achieve our Net-Zero Goal primarily through continuation and enhancement of existing programs, such as the retirement of coal-fired electric generation with low- or zero-emission electric generation, ongoing pipe replacement and modernization programs, and deployment of advanced leak detection technologies. In addition, we plan to advance other low- or zero-emission energy resources and technologies, which may include hydrogen, renewable natural gas, long-duration storage, and/or deployment of carbon capture and utilization technologies, if and when these become technologically and economically feasible.
We are keenly aware that in addition to being a business entity, we are also a social and community enterprise that includes our employees, partners, customers and the communities we serve. For more information about our business and strategy and about corporate responsibility and sustainability efforts, see our 2024 Annual Report and our website at www.nisource.com.
GENERAL INFORMATION
Stock Symbol: NI
Stock Exchange: NYSE
Registrar and Transfer Agent: Computershare Investor Services
State of Incorporation: Delaware
Corporate Headquarters: 801 E. 86th Avenue, Merrillville, Indiana 46410
Corporate Website: www.nisource.com
We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to NiSource Inc.
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PROXY STATEMENT
The accompanying proxy is solicited on behalf of the Board for the Annual Meeting to be held on Monday, May 12, 2025 at 10:30 a.m. Central Time, in a virtual format only via live audio webcast at www.virtualshareholdermeeting.com/NI2025. The common stock, $.01 par value per share, of the Company represented by the accompanying proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board:
■	“FOR” all of the nominees for director;
■	“FOR” advisory approval of the compensation of our NEOs;
■	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2025;
■	“AGAINST” the stockholder proposal requesting to support special shareholder meeting improvement.
This Proxy Statement and the accompanying proxy card are first being sent to stockholders on March 31, 2025. We will bear the expense of this solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $11,000, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held as of 5:00 p.m. Eastern Time on March 17, 2025, the record date for voting.
Who May Vote
Holders of shares of common stock as of the close of business on March 17, 2025, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 17, 2025, 470,605,438 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.
Voting Your Proxy
If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy in advance of the Annual Meeting using any of the following methods:
■	Telephoning the toll-free number listed on the proxy card;
■	Using the Internet website listed on the proxy card: www.proxyvote.com; or
■	Marking, dating, signing and returning the enclosed proxy card.
All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 11, 2025. If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.
Discretionary Voting by Brokers and “Broker Non-Votes”
If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares regarding Proposal No. 3, the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2025. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the
  2025 Proxy Statement | 5

PROXY STATEMENT
beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the other proposals presented at the Annual Meeting. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”
Voting Shares Held in Our 401(k) Plan
If you hold your shares of common stock in our 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 7, 2025.
Attending and Voting During the Virtual Annual Meeting
Format of Meeting. The Annual Meeting will be conducted in a virtual format only to provide access to all our stockholders regardless of geographic location. There is no in-person meeting for you to attend. We designed the format of the Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
Attending the Meeting. You are entitled to attend and participate in the Annual Meeting if you were a stockholder of record as of the close of business on March 17, 2025, the record date, or hold a legal proxy for the Annual Meeting provided by your Broker as described below. To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/NI2025 and enter your 16-digit control number, which can be found on your proxy card, voting instruction form or email you received with your proxy materials. If your shares are held by a Broker and you do not have a control number, please contact your Broker as soon as possible so that you can be provided with a control number.
Voting During the Meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If your shares are held in street name by a Broker, then, to be able to vote at the Annual Meeting, you must obtain an executed legal proxy from the Broker indicating that you were the beneficial owner of the shares on March 17, 2025, the record date for voting, and that the Broker is giving you its proxy to vote the shares. If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above under “Voting Your Proxy.” Votes cast at the Annual Meeting or represented by proxy at the Annual Meeting will be tabulated by the inspector of election.
Technical Assistance. The Annual Meeting will begin promptly at 10:30 a.m. Central Time. We encourage you to access the Annual Meeting approximately 15 minutes in advance to allow ample time for you to log in to the meeting and test your computer audio system. We recommend that you carefully review the above procedures needed to gain admission in advance. Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the meeting login page at www.virtualshareholdermeeting.com/NI2025.
Submitting Questions During the Meeting. As part of the Annual Meeting, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are relevant to the purposes of the meeting and the Company’s business in accordance with the Annual Meeting procedures posted on the meeting website, as time permits. Questions may be submitted by stockholders that have used their 16-digit control number to enter the meeting at www.virtualshareholdermeeting.com/NI2025. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.
6 |   2025 Proxy Statement

PROXY STATEMENT
Revoking Your Proxy
You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to our Corporate Secretary (which must be received before a vote is taken at the Annual Meeting) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the virtual Annual Meeting and voting during the meeting. Attending the virtual Annual Meeting will not in and of itself revoke a proxy.
Quorum for the Meeting
A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present during the virtual Annual Meeting or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes’,” if Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.
  2025 Proxy Statement | 7

PROPOSAL 1 – ELECTION OF DIRECTORS
At the recommendation of the Nominating & Governance (“N&G”) Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 12, 2025, and expiring at the 2026 annual meeting of our stockholders (the “2026 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include eleven independent directors, as defined in the applicable rules of the NYSE, and our President and CEO. All of the nominees currently serve on the Board and each nominee has consented to being named in the Proxy Statement and to serving, if elected. The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies may be voted for substitute nominees and will be voted in accordance with the judgment of the person or persons voting the proxies. Set forth below is information regarding all of our nominees.
Vote Required
To be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.
Under our Corporate Governance Guidelines, each nominee will tender a conditional resignation prior to the Annual Meeting, effective only if both (a) the votes “against” a nominee’s election exceed the votes “for” election (a “failed re-election”) and (b) such resignation is subsequently accepted by the Board. Any failed re-election will be referred to the N&G Committee, which will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will decide and publicly disclose its decision, the rationale for the decision and the directors who participated in the process within 90 days after the election. The Board expects the director who has not been re-elected to abstain from participating in the N&G Committee or Board discussion or vote regarding whether to accept his or her resignation offer. A director who has had a failed re-election may participate in discussions or votes with respect to other directors who have had a failed re-election.
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PROPOSAL 1 – ELECTION OF DIRECTORS
Nominee Demographics, Skills and Biographies
Our director nominees are diverse and possess the necessary breadth and depth of skills and experience to oversee our business operations and long-term strategy. The following tables and biographies identify the balance of experience, skills and qualifications that the director nominees bring to the Board. The fact that a particular skill or qualification is not designated as to one or more nominees does not mean that those nominees do not also possess the specific experience and qualification.

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PROPOSAL 1 – ELECTION OF DIRECTORS

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PROPOSAL 1 – ELECTION OF DIRECTORS

42% — **Industry Experience**

Bunting, Jesanis, Johnson, McAvoy, Yates

67% — **Safety**

Barbour, Bunting, Henretta, Hersman, Jesanis, Johnson, McAvoy, Yates

92% — **Other Operations/ Customer Service**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Johnson, Kabat, Lee, McAvoy, Yates

100% — **Environmental, Sustainability, Corporate Responsibility and Ethics**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

100% — **Goverment and Regulatory**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

92% — **Non-Profit Board/Community Service**

Altabef, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

100% — **Public Company Board**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

58% — **CEO (Current or Prior)**

Altabef, Hersman, Jesanis, Johnson, Kabat, McAvoy, Yates

75% — **Financial or Capital Markets**

Altabef, Bunting, Butler, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

100% — **Strategic Planning**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

100% — **Risk Management**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

92% — **Finance Literacy and Expertise**

Altabef, Barbour, Bunting, Butler, Henretta, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

67% — **Technology / Cybersecurity**

Altabef, Barbour, Bunting, Henretta, Hersman, Lee, McAvoy, Yates

100% — **Talent Management (Executive Compensation and Benefits, Talent Development)**

Altabef, Barbour, Bunting, Butler, Henretta, Hersman, Jesanis, Johnson, Kabat, Lee, McAvoy, Yates

* Percentages shown in this table represent the portion of the Board with the indicated skill or experience.
  2025 Proxy Statement | 11

PROPOSAL 1 – ELECTION OF DIRECTORS
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

PETER A. ALTABEF
Age: 65 Director Since: 2017 Standing Board Committees: ■ Finance Committee ■ Nominating and Governance Committee
Executive Experience: Mr. Altabef currently serves as Chair and CEO of Unisys Corporation, a global information technology company, a position he has held since January 2015 (becoming Chair in April 2018) and will cease being the CEO effective April 1, 2025, but will remain the Chair. Mr. Altabef also served as President from January 2015 through March 2020 and from November 2021 to May 2022. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell Inc., until his departure in 2011.

Outside Board and Other Experience: Mr. Altabef is Chair of the board of directors of Unisys Corporation. He is also a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), a trustee of the Committee for Economic Development (CED), a member of the advisory board of Merit Energy Company, LLC and of the board of directors of Petrus Trust Company, LTA. He has previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation. He is also active in community service activities, having served on the boards and committees of several cultural, medical, educational and charitable organizations and events.

Skills and Qualifications: Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 25 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provide the Board with valuable perspective and insight into significant issues that we face.

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PROPOSAL 1 – ELECTION OF DIRECTORS

SONDRA L. BARBOUR
Age: 62 Director Since: 2022 Standing Board Committees: ■ Audit Committee ■ Nominating and Governance Committee
Executive Experience: Ms. Barbour retired as Executive Vice President, Information Systems and Global Solutions, of Lockheed Martin Corporation (“Lockheed Martin”) in 2016 and served in a transition role at Leidos Holdings until her retirement in 2017. Ms. Barbour joined Lockheed Martin in 1986 and served in various leadership capacities and has extensive technology experience, notably in the design and development of large-scale information systems. From 2008 to 2013, Ms. Barbour served as Senior Vice President, Enterprise Business Services and Chief Information Officer, heading all of Lockheed Martin’s internal information technology operations, including protecting the company’s infrastructure and information from cyber threats. Prior to that role, Ms. Barbour served as Vice President, Corporate Shared Services and Vice President, Corporate Internal Audit providing oversight of supply chain activities, internal controls, and risk management.

Outside Board and Other Experience: Ms. Barbour serves as a director of AGCO Corporation, where she chairs the Audit Committee, and is also a member of the Finance, Talent & Compensation and Executive Committees. Ms. Barbour is the Chair of Temple University’s Fox School of Business Management Information Systems Advisory Board. Ms. Barbour previously served as a director for each of 3M Company and Perspecta Inc.

Skills and Qualifications: Ms. Barbour’s significant experience with information technology systems and cybersecurity is valuable in helping steer our development of technology and management of cyber risks. Ms. Barbour brings 30 years of leadership experience at Lockheed Martin where she oversaw complex information technology systems of a 110,000+ employee business. She brings significant risk management knowledge related to technology and supply chain oversight, which are of key importance to our success. Ms. Barbour also enhances the Board’s public company experience in the areas of internal controls, accounting, audit, risk management and cybersecurity.

THEODORE H. BUNTING, JR.
Age: 66 Director Since: 2018 Standing Board Committees: ■ Audit Committee (Chair) ■ Compensation and Human Capital Committee ■ Executive Committee
Executive Experience: Mr. Bunting most recently served as group president, utility operations, at Entergy Corporation (“Entergy”), an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012 and chief financial officer (“CFO”) of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983.

Outside Board and Other Experience: Mr. Bunting has been a director of Unum Group since 2013 and is currently chair of its Audit Committee and a member of its Regulatory Compliance Committee. Mr. Bunting has been a director of the Hanover Group since 2020 and is a member of the Audit Committee. Mr. Bunting previously served as a director of IEA from 2021 until October 2022 and as a member of the Nominating & Governance and Compensation Committees. He previously served as a director of Imation Corp., a global data storage and information security company. He also serves on the board of Foundation for the Mid South and previously served on the board of Hendrix College.

Skills and Qualifications: Mr. Bunting’s utility industry knowledge, including his experience in customer service, safety and regulatory relations, are valuable to us as we continue to execute on our robust long-term utility infrastructure investment plans. He also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to the Board. He is a certified public accountant.

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PROPOSAL 1 – ELECTION OF DIRECTORS

ERIC L. BUTLER
Age: 64 Director Since: 2017 Standing Board Committees: ■ Compensation and Human Capital Committee (Chair) ■ Audit Committee ■ Executive Committee
Executive Experience: Mr. Butler currently is President and CEO of Aswani-Butler Investment Associates, a private equity investment firm. Previously he served in a number of executive leadership roles at Union Pacific Corporation (“Union Pacific”), a transportation company located in Omaha, Nebraska, until his retirement in February 2018. He began his career at Union Pacific in 1986 and held leadership roles in finance, accounting, marketing and sales, supply, operations research and planning and human resources. He was Vice President of Financial Planning and Analysis from 1997 to 2000, Vice President of Purchasing and Supply Chain from 2000 to 2003, Vice President and General Manager of the Automotive Business from 2003 to 2005 and Vice President and General Manager of the Industrial Products Business from 2005 to 2012. He was Executive Vice President of Marketing and Sales and Chief Commercial Officer and ran the worldwide Commercial business from 2012 to 2017. He served as Executive Vice President, Chief Administrative Officer and Corporate Secretary from 2017 until his retirement.

Outside Board and Other Experience: Mr. Butler was appointed to the Federal Reserve Bank of Kansas City’s Omaha Branch Board in 2015 and in 2018 was elected chair. His term on the Federal Reserve board ended in December 2020. He currently serves on the board of the Omaha Airport Authority, which he joined in 2007, and the Eastman Chemical Company Board, which he joined in 2022, and the West Fraser Timber Co. Ltd, which he joined in 2023.

Skills and Qualifications: Mr. Butler developed and led strategic and financial planning, marketing, sales, commercial, and supply, procurement and purchasing for one of the largest transportation companies in the world, Union Pacific. He most recently led the corporate governance, human resources, labor relations and administration functions at Union Pacific. His knowledge of the railroad transportation industry and the challenges in maintaining top-tier safety, customer service and risk management standards while providing an important part of the nation’s infrastructure provides him with unique skills and insights that are valuable to the Board. In addition, he has experience in the purchase of fuel and energy materials and equipment. As a result, Mr. Butler has an understanding of the aging infrastructure, safety, organizational and regulatory issues facing utilities today and provides a viewpoint from an industry that is similarly positioned. His overall leadership experience and his regulated public company background provides the Board with another perspective on significant issues that we face.

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PROPOSAL 1 – ELECTION OF DIRECTORS

DEBORAH A. HENRETTA
Age: 63 Director Since: 2015 Standing Board Committees: ■ Nominating and Governance Committee (Chair) ■ Compensation and Human Capital Committee ■ Executive Committee
Executive Experience: Ms. Henretta currently is a partner at Council Advisors company, where she serves as Senior Advisor spearheading digital transformation practice for SSA & Company. She retired from Procter & Gamble (“P&G”) in 2015, where she served as Group President of Global e-Business. Prior to her appointment as Group President of Global e-Business, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G Asia from 2007 to 2012. Prior to her appointment as Group President of P&G Asia, she was President of P&G’s business in ASEAN, Australia and India from 2005 to 2007. She joined P&G in 1985.

Outside Board and Other Experience: Ms. Henretta has been a director at American Eagle Outfitters, Inc. since 2019, a director at Meritage Homes since 2017 and a director at Corning Incorporated since 2013. Ms. Henretta previously served as a director of Staples, Inc. from June 2016 until September 2017. Additionally, she serves on the board of trustees for Syracuse University.

Skills and Qualifications: Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including profit and loss responsibility for multi-billion-dollar businesses at P&G and responsibility for strategic planning, sales, marketing, e-business, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to the Board and strategic leadership to us as we operate in multiple regulatory environments and develop products and customer service programs to meet our customer commitments. In her previous partner role at G100 Companies, she assisted in establishing a Board Excellence Program, which provides board director education.

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PROPOSAL 1 – ELECTION OF DIRECTORS

DEBORAH A. P. HERSMAN
Age: 54 Director Since: 2019 Standing Board Committees: ■ Safety, Operations, Regulatory and Policy Committee ■ Finance Committee
Executive Experience: From November 2024 to December 2024, Ms. Hersman served as Special Assistant to Senator Thomas Carper. Ms. Hersman served as Chief Safety Officer and advisor at Waymo LLC, the self-driving car technology subsidiary of Alphabet Inc., from January 2019 to December 2020. From 2014 to 2019, she served as president and CEO of the National Safety Council, a nonprofit organization focused on eliminating preventable deaths at work, in homes and communities, and on the road through leadership, research, education and advocacy.

Outside Board and Other Experience: From 2004 to 2014, Ms. Hersman served as a board member and from 2009-2014 as chair of the National Transportation Safety Board (the “NTSB”). Previously she served in a professional staff role for the U.S. Senate Commerce, Science and Transportation Committee where she played key roles in crafting the Pipeline Safety Improvement Act of 2002 and legislation establishing a new modal administration focused on bus and truck safety. On June 29, 2023, she was appointed to the Board of One Gas (NYSE: OGS). She previously served on the Board of Velodyne (NASDAQ: VLDR).

Skills and Qualifications: Ms. Hersman is a seasoned executive, having previously served as the CEO of the National Safety Council and as the chair and chief executive at the NTSB. She has a successful track record running complex safety-focused organizations with numerous stakeholders. A widely respected safety leader driven by mission and a passion for preserving human life, Ms. Hersman also has expertise in the details of navigating crises and strong experience with safety policy legislation and advocacy. Ms. Hersman’s extensive safety experience is of great value to the Board as we continue to implement our safety management system and meet our safety commitments to our customers and stakeholders.

MICHAEL E. JESANIS
Age: 68 Director Since: 2008 Standing Board Committees: ■ Finance Committee (Chair) ■ Safety, Operations, Regulatory and Policy Committee ■ Executive Committee
Executive Experience: Mr. Jesanis co-founded and was from 2013 to 2021 Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New England. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

Outside Board and Other Experience: Mr. Jesanis is a board member of El Paso Electric Company. He previously served as a director for several electric and energy companies, including Ameresco, Inc. Mr. Jesanis is the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university.

Skills and Qualifications: By virtue of his former positions as President and CEO, COO and, prior thereto CFO, of a major electric and gas utility holding company as well as his role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has expertise with board governance issues.

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PROPOSAL 1 – ELECTION OF DIRECTORS

WILLIAM D. JOHNSON
Age: 71 Director Since: 2022 Standing Board Committees: ■ Nominating and Governance Committee ■ Safety, Operations, Regulatory and Policy Committee (Chair) ■ Executive Committee
Executive Experience: Mr. Johnson most recently served as President and Chief Executive Officer of Pacific Gas & Electric Corporation, a utility company, from May 2019 through June 2020. Mr. Johnson also served as President and Chief Executive Officer of Tennessee Valley Authority, an electric utility company, from January 2013 to May 2019. Prior to joining Tennessee Valley Authority, Mr. Johnson held the positions of Chairman, President and CEO of Progress Energy, Inc. (“Progress”) from October 2007 to July 2012, and previously to that as President and Chief Operating Officer from 2005 to 2007. His career at Progress included leadership roles of increasing responsibility including as President, Energy Delivery from 2004 to 2005, President and Chief Executive Officer from 2002 to 2003, and Executive Vice President and General Counsel from 2000 to 2002 of Progress Energy Service Company. Mr. Johnson’s career began in 1992 at Carolina Power & Light Company (predecessor to Progress) where he held increasing senior management roles of Associate General Counsel and Manager, Legal Department; Vice President, Senior Counsel and Corporate Secretary and Senior Vice President and Corporate Secretary.

Outside Board and Other Experience: Mr. Johnson has been a director of TC Energy Corp. since June 2021, where he currently serves on the Audit Committee and Human Resources Committee. Mr. Johnson previously served on the boards of the following utility industry groups or associations: Edison Electric Institute as Vice Chair, Nuclear Energy Institute as Chair, Institute of Nuclear Power Operations, World Association of Nuclear Operators as Governor and Nuclear Electric Insurance Limited.

Skills and Qualifications: Mr. Johnson brings three decades of industry and leadership expertise to the Board. Mr. Johnson’s multiple tenures as CEO and vast experience with industry groups related to gas, electric, nuclear and other utilities provide him with extensive leadership skills in the utilities industry and a deep understanding of regulated industry operations. Mr. Johnson guided Pacific Gas & Electric Corporation through its emergence from bankruptcy and served as CEO of Progress during its merger with Duke Energy, through which he gained significant experience in complex corporate restructuring, transactions, and strategy. His experience has also informed an understanding of safety and risk oversight in the utilities industry that the Board values. This extensive experience and depth of knowledge gives Mr. Johnson a strong perspective on strategic operations within the industry and makes Mr. Johnson a valuable asset to the Board.

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PROPOSAL 1 – ELECTION OF DIRECTORS

KEVIN T. KABAT
Age: 68 Director Since: 2015 Chair of the Board Standing Board Committees: ■ Nominating and Governance Committee ■ Executive Committee (Chair)
Executive Experience: From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chair of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chair and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

Outside Board and Other Experience: Mr. Kabat has been a director of Unum Group since 2008 and is currently chair of the board. Mr. Kabat has been a director of Crown Castle Inc. since August 1, 2023. He previously served as a chair of the board of AltiGlobal Inc. from January 2023 to August 2023. He also previously served as the lead independent director of E*TRADE Financial Corporation. He has also held leadership positions on the boards and committees of local business, educational, cultural and charitable organizations and campaigns.

Skills and Qualifications: Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to the Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service in leadership positions on the boards of other publicly traded companies.

CASSANDRA S. LEE
Age: 56 Director Since: 2022 Standing Board Committees: ■ Audit Committee ■ Finance Committee
Executive Experience: Ms. Lee is an experienced financial and operational leader with extensive knowledge of the telecommunication industry, currently serving as Senior Vice President and CFO for AT&T Inc. (“AT&T”) Mobility and Consumer Wireline Segments, a position she has held since 2024. Ms. Lee joined AT&T in 1993 and has served in various leadership capacities, including Chief Audit Executive from 2021 to 2024 and Senior Vice President and Chief Financial Officer, AT&T Network, Technology and Capital Management from 2018 to 2021.

Outside Board and Other Experience: Ms. Lee currently serves on the Board of Directors of Andretti Acquisition Corp. II and on the Board of Trustees for the National Urban League. Ms. Lee previously served as a director of Andretti Acquisition Corp.

Skills and Qualifications: In more than three decades with AT&T, Ms. Lee has acquired a wealth of expertise in various areas including retail operations, distribution strategy, global supply chain, mergers, acquisitions, and integration, capital management, network and other capacity planning, and shared services operations. Her vast and multifaceted experience in the telecommunication industry translates well in her service on the Board. Ms. Lee also has significant public company financial oversight and leadership experience that strengthens the Board’s depth of financial acumen. Ms. Lee is a certified public accountant and veteran of the United States Army.

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PROPOSAL 1 – ELECTION OF DIRECTORS

JOHN MCAVOY
Age: 64 Director Since: 2024 Standing Board Committees: ■ Compensation and Human Capital Committee ■ Safety, Operations, Regulatory and Policy Committee
Executive Experience: Mr. McAvoy most recently served as President and Chief Executive Officer of Consolidated Edison, Inc. (“ConEdison”) and Chief Executive Officer of Consolidated Edison Company of New York, Inc. (“ConEdison of New York”) from December 2013 through December 28, 2020. He continued to serve as director of ConEdison until his retirement in May 2023 after forty-three years of experience with ConEdison, including serving as Non-executive Chairman of the Board of ConEdison and the Board of ConEdison of New York from January 2021 until December 2021 as well as Chairman of the Board of ConEdison and ConEdison of New York from May 2014 until December 2020. Prior to Mr. McAvoy’s service as President and Chief Executive Officer, he was President and Chief Executive Officer of Orange and Rockland Utilities, Inc., a subsidiary of ConEdison from January 2013 to December 2013. Prior to that, Mr. McAvoy was Senior Vice President of Central Operations for ConEdison of New York from February 2009 to December 2012.

Outside Board and Other Experience: Mr. McAvoy was a Trustee of the Intrepid Sea, Air & Space Museum and of Manhattan College until December 2023 and October 2023 respectively. Until January 2021, Mr. McAvoy served as a Director or Trustee of the American Gas Association, the Edison Electric Institute, the Mayor’s Fund to Advance New York City, the Partnership for New York City, and the Electric Power Research Institute. Mr. McAvoy also served as Chairman of the Board of Directors of Orange & Rockland until December 2020, and as a Director of the New York State Energy Research and Development Authority until 2018 and the Business Council of New York State Inc. until 2016. Mr. McAvoy was also a member of the Electric Subsector Coordinating Council and Chairman of the Members Executive Committee for the Electricity Information Sharing and Analysis Center.

Skills and Qualifications: Mr. McAvoy has leadership, engineering, financial, and operations experience, as well as knowledge of the utility industry. Mr. McAvoy’s experience from his leadership positions at a public company and within a public utility, and his service on other boards, is critical to support in the Board’s oversight of the management, financial, operations, and strategic planning activities and relationships with stakeholders.

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PROPOSAL 1 – ELECTION OF DIRECTORS

LLOYD M. YATES
Age: 64 Director Since: 2020 President and CEO since 2022 Standing Board Committees: ■ None
Executive Experience: Mr. Yates has served as President and CEO of NiSource since February 2022. Mr. Yates retired in 2019 from Duke Energy, where he most recently served as Executive Vice President, Customer and Delivery Operations, and President, Carolinas Region, since 2014. In this role, he was responsible for aligning customer-focused products and services to deliver a personalized end-to-end customer experience to position Duke Energy for long-term growth, as well as for the profit/loss, strategic direction and performance of Duke Energy’s regulated utilities in North Carolina and South Carolina. Previously, he served as Executive Vice President of Regulated Utilities at Duke Energy, overseeing Duke Energy’s utility operations in six states, federal government affairs, and environmental and energy policy at the state and federal levels, as well as Executive Vice President, Customer Operations, where he led the transmission, distribution, customer services, gas operations and grid modernization functions for millions of utility customers. He held various senior leadership roles at Progress Energy, Inc., prior to its merger with Duke Energy, from 2000 to 2012.

Outside Board and Other Experience: Mr. Yates currently serves on the board of directors of Marsh & McLennan Companies. He previously served on the board of directors of American Water Works Company Inc. and Sonoco Products Company.

Skills and Qualifications: Mr. Yates brings significant energy and regulated utility experience to our Board. He has over 40 years of experience in the energy industry, including in the areas of profit/loss management, customer service, nuclear and fossil generation and energy delivery. At Duke Energy, he used his operational experience to improve safety, reliability and the overall customer experience for millions of customers. He has expertise overseeing regulated utility operations, working with state regulators, and managing consumer and community affairs. He also has experience managing gas and grid modernization functions, which is valuable to our Board as we execute our business strategies. In addition, his experience as a director for other prominent public companies benefits our Board by bringing additional perspective to a variety of important areas of governance and strategic planning.

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CORPORATE GOVERNANCE
Director Independence
Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors”. In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.
In considering Mr. Johnson’s independence, the Board considered the ordinary course and arms-length business relationship between subsidiaries of the Company and TC Energy Corp., where Mr. Johnson serves as a member of the board of directors. The Board has affirmatively determined that, with the exception of Mr. Yates, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and our Corporate Governance Guidelines.
Policies and Procedures with Respect to Transactions with Related Persons
We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.
Under its charter, the N&G Committee reviews reports and disclosures of insider and related person transactions. Under our Conflicts of Interest policy, the following situations may present a conflict of interest and must be reviewed to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:
■
owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■
selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■	consulting for or being employed by a competitor of the Company; and
■	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.
Related person transactions are subject to a prior review and in certain circumstances as may be necessary, are ratified by the N&G Committee. Directors are expected to raise any potential transactions involving a conflict of interest that relate to them with the N&G Committee so that they may be reviewed in a prompt manner. Additionally, officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the General Counsel so that they may be reviewed in a prompt manner. The General Counsel’s office will review with the N&G Committee situations that may present a conflict of interest. Related person transactions are reviewed annually.
There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2024, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.
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CORPORATE GOVERNANCE
Communications with the Board and Non-Management Directors
Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:
■
Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chair of the Board, by writing to the below address. The Corporate Secretary will review and forward, as appropriate, such correspondence in order to facilitate communication with the Board, its committees, the independent directors, or individual members.

NiSource Inc.
Attention: Board of Directors, or any Board member, or non-management directors, or
Chair of the Board
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410
■
The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting our Ethics department at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Director, Corporate Ethics
801 East 86th Avenue
Merrillville, Indiana 46410
Stockholder Engagement
We are committed to engaging with our stockholders and soliciting their views and input on matters important to them. Our N&G Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input on governance matters. In 2024, management held conversations with stockholders on a variety of corporate governance topics, including Board composition, the Board’s annual evaluation process, executive compensation and other matters. The information obtained from stockholders was shared with our N&G Committee and used to enhance our disclosures. We intend to continue stockholder engagement on governance and other matters each year outside of the proxy season. Our independent directors are available to engage in dialogue with stockholders on matters of significance to understand stockholders’ views. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on the Company and industry developments.
Code of Business Conduct
We have a Code of Business Conduct to promote: (i) ethical behavior, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable financial disclosure; (iii) compliance with applicable laws, rules and regulations; (iv) accountability for adherence to our Code of Business Conduct; and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to our employees of and our affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors”.
Any waiver of our Code of Business Conduct for any director, executive officer or Section 16 Officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.
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CORPORATE GOVERNANCE
To instill and reinforce our values and culture, we require our employees to participate in regular training on rotating ethics and compliance topics each year, including, among others, raising concerns, treating others with respect, preventing discrimination in the workplace, anti-bribery and corruption, data protection, unconscious biases, harassment, conflicts of interest, and the anonymous ethics and compliance hotline. All employees receive training on our Code of Business Conduct annually or more frequently if there is a material change in content. Our business ethics program, including the employee training program, is reviewed annually by our executive leadership team and the Audit Committee of the Board. Our Audit Committee receives regular updates throughout the year.
Corporate Governance Guidelines
The N&G Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and submitting any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary.
Board Leadership Structure
Our Corporate Governance Guidelines state that we reserve the right to consider leadership of the Board in the way that best serves our interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chair and CEO. If the Chair is not an independent director, an independent Lead Director will be chosen annually by the Board, taking into account the recommendation of the N&G Committee. The Chair or, if the Chair is not an independent director, the Lead Director, will be the presiding director of executive sessions of the Board. To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees.
Since late 2006, the offices of Chair and CEO of the Company have been held by different individuals, with the Chair being an independent director.
The duties of the Chair of the Board are as follows:
■	providing leadership to the Board and management, and monitoring the discharge of their duties;
■	presiding at meetings of stockholders and the Board, including executive sessions of the Board and meetings of the independent directors;
■	serving as a liaison between the independent directors and management;
■	in consultation with the CEO, setting agendas for the meetings of the Board, and developing annual Board meeting schedules for approval by the Board;
■	ensuring proper flow of information to the Board;
■	having the authority to call special meetings of the Board and independent directors;
■	being available for consultation and direct communication with stockholders and other key stakeholders, as appropriate; and
■	having such other responsibilities and performing such duties as may from time to time be assigned to him or her by the Board.
The Board periodically reviews the structure and the division of responsibilities between the role of independent Chair and CEO. The structure and division of responsibilities is intended to maintain the integrity of the oversight function of the Board by providing a separate framework of responsibilities for the independent Chair as set forth above.
Board Oversight of Risk
Similar to other large corporations, we face a myriad of risks. Our Board takes an active role in monitoring and assessing our strategic, compliance, operational and financial risks, as well as cybersecurity risks. The Board also has oversight over risks related to environmental, social and governance strategy and governance, including assuring that these risks and opportunities are directly tied to our business strategy and understanding how we are measuring progress toward goals. The Board administers its oversight function through utilization of its various committees.
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CORPORATE GOVERNANCE
Board oversight includes consideration of management’s process for assessing risks and emerging risks and the policies management has implemented to monitor and control such risks and elevate major and emerging risks for discussion with the Board, which includes the Company’s Risk Management Committee. Our Risk Management Committee, which consists of members of our senior management, is responsible for oversight of our risk management process. Senior management regularly provide reports on our risks and emerging risks to the Board, the Audit Committee and the other Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives on our financial statements and is responsible for review and evaluation of our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures.
The Compensation and Human Capital (“C&HC”) Committee, the Safety, Operations, Regulatory and Policy (“SORP”) Committee, the Finance Committee and the N&G Committee are each charged with overseeing the risks associated with their respective areas of responsibility. The C&HC Committee oversees risks related to executive compensation and human capital management matters, including incentive compensation, succession planning, workforce initiatives, employee engagement, culture and talent management. The SORP Committee oversees risks related to safety and operations. The Finance Committee oversees risks related to capital management and allocation and investor relations. The N&G Committee oversees risks related to environmental, social, sustainability and climate change matters, public company governance, CEO succession planning, political spending and stockholder engagement. For more information regarding the oversight responsibilities of the Board Committees, see the descriptions of the committees below.
Generally, at each Board meeting, the chairs of each committee provide a report to the Board on any key items and risks discussed at the respective committee meetings. In addition, the Board regularly discusses the Company’s short-, medium-, and long-term strategy and risks. Shorter term risks and related matters are generally discussed at meetings of the Board and applicable committee on a regular and recurring basis, whereas longer term risks are discussed at least annually and as appropriate throughout the course of the year. Our Board or applicable committee receives information from external advisors and others, including the Company’s independent auditors, legal counsel, compensation consultant, and financial advisors, to advise on key risks and other issues relevant to the Company.
Oversight of Cybersecurity
As noted above, the Board is responsible for overseeing our risks and this oversight is administered through the utilization of its committees. Specifically, the Audit Committee is primarily responsible for oversight of the cybersecurity program and risks from cybersecurity threats, with input from the Company’s Risk Management Committee through our cybersecurity program. The cybersecurity program includes a variety of security controls and measures designed to identify, assess, and manage material cybersecurity risks. The key components of the cybersecurity program are risk assessment, third-party risk management, security controls and incident response.
The Audit Committee meets quarterly, and as needed, reviews the Company’s cybersecurity posture and makes recommendations for improvement. The Chief Information Security Officer (CISO) regularly briefs the Audit Committee on cybersecurity risks and the efforts to address them. In addition, the Board of Directors is briefed regularly, through written reports and updates by the Audit Committee, about key and emerging cybersecurity risks.
At the management level, the CISO leads the cybersecurity program and is responsible for assessing and managing cybersecurity risks. The CISO is supported by the NiSource Enterprise Security team which performs the cybersecurity function and engages directly on the prevention, detection, mitigation, and remediation of cybersecurity incidents.
NiSource monitors the increasing sophistication of cybersecurity threats and continues to contribute resources to improve its cybersecurity program to protect its information systems and assets. No cybersecurity program is effective to identify and mitigate all threats, and NiSource cannot guarantee that it will be able to prevent all cybersecurity incidents.
Succession Planning
Our management team performs succession planning for officer-level and critical roles to ensure that we develop and sustain a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are discussed to ensure that employees have an opportunity to build their skills and are well prepared for future roles. We maintain formal succession plans for our CEO and key executive officers. The succession plan for our CEO is reviewed by the N&G Committee and the succession plans for executive officers (other than the CEO) are reviewed by the C&HC Committee annually or more frequently as needed.
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CORPORATE GOVERNANCE
Meetings and Committees of the Board
The Board met 10 times during 2024. Each incumbent director attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he or she served. Pursuant to our Corporate Governance Guidelines, directors are expected to attend all Board meetings to spend the time needed to discharge their responsibilities as directors and to attend the annual meeting of stockholders.
92% of directors attended the 2024 annual meeting of stockholders.
Pursuant to our Corporate Governance Guidelines, the Board expects that our senior officers will regularly attend Board and Committee meetings, present proposals and otherwise assist in the work of the Board. Members of the Board have direct access to all of our employees, outside advisors and independent registered public accounting firm.
The Board has established six standing committees to assist the Board in carrying out its duties: the Audit Committee, the C&HC Committee, the N&G Committee, the Executive Committee, the Finance Committee and the SORP Committee. The Board generally evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders.
The following table shows the composition of each standing Board committee as of the date of this Proxy Statement. Mr. Yates does not serve on any committee but is invited to attend various committee meetings. Mr. Kabat, Chair of the Board, serves on the N&G committee and is invited to attend all meetings of each of the other committees.
Board Committee Composition
This table represents current committee membership as of March 31, 2025.

Director	Audit	C&HC	SORP	Finance	N&G	Executive
Peter A. Altabef				✔	✔
Sondra L. Barbour(1)	✔				✔
Theodore H. Bunting, Jr.(1)	✔*	✔				✔
Eric L. Butler	✔	✔*				✔
Deborah A. Henretta		✔			✔*	✔
Deborah A. P. Hersman			✔	✔
Michael E. Jesanis			✔	✔*		✔
William D. Johnson			✔*		✔	✔
Kevin T. Kabat(2)					✔	✔*
Cassandra S. Lee(1)	✔			✔
John McAvoy		✔	✔
Lloyd M. Yates

*	Committee Chair
(1)	Audit Committee Financial Expert, as defined by SEC rules.
(2)	Independent Chair of the Board.
The summaries below are qualified by reference to the entire charter for each of the Audit, C&HC, N&G, Executive, Finance and SORP Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules of the NYSE, the federal securities laws and such other requirements applicable to us, delegated to any committee by the Board, or in the case of the C&HC Committee, under any provision of any of our benefit or compensation plans.
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CORPORATE GOVERNANCE
Audit Committee
The Audit Committee met nine times in 2024. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace our independent registered public accounting firm and is responsible for, among other things:
■	monitoring the integrity of the financial statements of the Company;
■	reviewing our independent registered public accounting firm’s qualifications and independence and compensating our independent registered public accounting firm;
■	overseeing the performance of our internal audit function and our independent registered public accounting firm;
■	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements before earnings announcements;
■	reviewing and discussing with management our annual and quarterly earnings press releases;
■
reviewing and discussing with management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;

■
reviewing and evaluating our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures, including discussion of our risk assessment and risk management policies; and

■	overseeing our compliance with legal and regulatory requirements.
The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and under our Corporate Governance Guidelines.
For more information regarding the Audit Committee, see “Audit Committee Report,” “Proposal 3 — Ratification of Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm Fees” below.
C&HC Committee
The C&HC Committee met four times in 2024. The C&HC Committee is responsible for reviewing our human capital management programs, apprising the Board with respect to the evaluation, compensation and benefits of our executives, and reviewing policies and programs to attract, retain, and appropriately reward employees. The C&HC Committee’s responsibilities include, among other items, the following:
■	evaluating the performance of our CEO and other executive officers considering our goals and objectives;
■	reviewing and approving the goals and objectives relevant to CEO and executive officer compensation;
■	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;
■	reviewing and approving periodically a general compensation policy for our other officers and officers of our principal subsidiaries;
■	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
■	reviewing our officer candidates for election by the Board;
■	reviewing and evaluating the executive officers’ development and succession plan (other than our CEO’s succession plan, which is reviewed by the N&G Committee);
■	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and
■
overseeing the Company’s human capital management function, including procedures, programs, policies and practices with respect to equal employment opportunity and workforce initiatives; employee engagement and corporate culture; and talent management.

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CORPORATE GOVERNANCE
All of the directors serving on the C&HC Committee are: (i) independent as defined under the applicable NYSE and SEC rules and under our Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees and (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act. For additional information regarding the C&HC Committee’s principles, policies and practices, please see the discussion under “Compensation Discussion and Analysis (CD&A)”.
SORP Committee
The SORP Committee met five times during 2024. The SORP Committee assists the Board in overseeing the programs, performance and risks relative to the oversight and review of our operations, including safety, performance and regulatory compliance matters. Its responsibilities include, among others:
■	overseeing the overall performance of our utility company operations;
■	evaluating our safety policies, practices and performance relating to our employees, contractors and the general public;
■	reviewing and assessing stockholder proposals related to safety, operations, regulatory or policy;
■	monitoring our relationships with regulatory and governmental authorities;
■	reviewing and monitoring major legislation, regulation and other external influences that pertain to the SORP Committee’s responsibilities and assessing the impact on us; and
■	reviewing and evaluating our programs, policies, practices and performance with respect to health and safety compliance auditing.
Finance Committee
The Finance Committee met five times during 2024. Its responsibilities include the following, among others:
■	reviewing and evaluating our financial plans, capital structure, equity and debt levels, dividend policy and financial policies;
■	reviewing our corporate insurance programs;
■	reviewing our investment strategy and investments;
■
reviewing and evaluating our financial, tax, interest rate exposure to economic risks, and as appropriate, third party credit and commodity risks, and the steps management has taken to monitor and control such risks;

■	reviewing our annual earnings guidance and capital budgets and review capital investment opportunities and programs, and recommend approval of capital budgets to the Board; and
■	reviewing our hedging policies and exempt swap transactions.
N&G Committee
The N&G Committee met five times in 2024. Its responsibilities include, among others:
■	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
■	recommending to the Board director nominees for election at the next annual meeting of the stockholders;
■	developing and recommending to the Board the Corporate Governance Guidelines;
■	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;
■
reviewing and evaluating our reports, programs, policies, practices and performance with respect to environmental, sustainability and social matters, including polices and initiatives related to corporate social responsibility;

■	overseeing our environmental, social, nominating and governance-related stockholder engagement process and periodically reviewing stockholder input on corporate governance matters;
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CORPORATE GOVERNANCE
■	reviewing and evaluating our CEO succession plan and working with the Board to evaluate potential successors to our CEO;
■	reviewing and overseeing, at least annually, corporate and business unit political spending;
■
reviewing and considering independence and possible conflicts of interest of members of the Board and executive officers and reviewing reports and disclosures of related party transactions and conducting a reasonable prior review of such related-party transactions in accordance with legal and regulatory requirements;

■	reviewing and evaluating our strategy, efforts, programs, policies, practices and performance with respect to environmental, social, sustainability and climate change matters;
■	reviewing our sustainability targets and our progress towards achieving such targets;
■	monitoring risks and opportunities related to environmental, social, sustainability and climate change matters;
■	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and
■	overseeing the evaluation of the performance of the Board and its committees.
The N&G Committee, with the assistance of the independent compensation consultant, annually reviews the amount and composition of non-employee director compensation. Please see the discussion under the heading “2024 Director Compensation” for a description of the compensation we provide to our non-employee directors. The N&G Committee also leads the processes set forth below.
Director Selection Process. The N&G Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the N&G Committee in this process. Additionally, the N&G Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. Any search firm that is engaged will include women and minority candidates in the pool from which the N&G Committee selects director candidates. In considering candidates for director, the N&G Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities that we face, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the N&G Committee takes into account the racial, ethnic and gender diversity of the Board and actively seeks minority and female candidates.
The N&G Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to us and our stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board, including limiting their service on other boards to a reasonable number. The N&G Committee also takes into account the candidate’s level of financial literacy. The N&G Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The N&G Committee also assesses the diversity of the Board as a part of its annual self-assessment process as described in more detail below. The N&G Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.
The Board has determined that all of the members of the N&G Committee are independent as defined under the applicable NYSE rules and our Corporate Governance Guidelines.
For information on how to nominate a person for election as a director at the 2026 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2026 Annual Meeting.”
Evaluation Processes. The Board recognizes that a robust and constructive performance evaluation process is an essential component of Board effectiveness. As such, the Board conducts (a) director and (b) board and committee annual performance evaluations that are intended to determine whether the Board, each of its committees, and individual
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Board members are functioning effectively and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The N&G Committee oversees these evaluation processes. Annually at its meeting in March, the N&G Committee initiates the board and committee self-evaluation process and approves the form of written evaluation questionnaires that are distributed to each director for completion. The written evaluation questionnaires are updated each year as necessary to reflect changes identified in the prior year, any committee charter changes and any suggestions from the directors. The questionnaires solicit feedback on Board composition, Board meeting mechanics, including information received, core responsibilities, relationship with management, committee functioning and other relevant matters. Annually at its meeting in October, the N&G Committee initiates the director peer evaluation process. As part of the director peer evaluations, the N&G Chair meets with each director individually to solicit feedback with respect to individual director performance and Board dynamics. Our Board utilizes the results of these evaluations in making decisions on Board agendas, Board structure, committee responsibilities and agendas, information presented to the Board, and continued service of individual directors on the Board. This information is then shared with the Board, and appropriate actions or changes are then identified.
Director Education. At the Company’s expense, all directors are encouraged to periodically attend director continuing education programs offered by various organizations. The Company also maintains an orientation program that consists of written materials, oral presentations, and site visits. In addition to orientation, we maintain an internal director education program where corporate and industry information is disseminated through various mediums, including presentations and written materials, webinars and seminars and site visits.
Retirement Age; No Term Limits. The Board periodically evaluates the performance and qualifications of individual directors in connection with the nomination process, including the appropriate time for retirement of directors. However, no director after having attained the age of 72 years will be nominated for re-election to the Board unless the Board determines that the nomination is in the best interests of the Company. In addition, although the N&G Committee will consider length of service in recommending candidates for re-election, the Board does not believe that adopting a set term limit for directors serves our interests. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into our operations and our strategic direction. The N&G Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in our best interests and the best interests of our stockholders .
Director Compensation. This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our N&G Committee with the assistance of Meridian Compensation Partners, LLC (“Meridian”), the C&HC Committee’s independent compensation consultant. A full-time employee who serves as a director does not receive any additional compensation for service on the Board.
For 2024, each non-employee director received an annual retainer of $290,000, consisting of $116,000 in cash and an award of restricted stock units (“RSUs”) valued at $174,000 at the time of grant. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.
RSUs are awarded annually, and the number of RSUs is determined by dividing the value of the grant by the closing price of our common stock on the grant date. The RSUs granted at and after the 2020 annual meetings of stockholders were granted under the NiSource Inc. 2020 Omnibus Incentive Plan (“2020 Omnibus Plan”), while RSU awards granted prior to the 2020 annual meeting of stockholders were granted under the NiSource Inc. 2010 Omnibus Incentive Plan (“2010 Omnibus Plan”). Unless the non-employee director elects to defer receipt of his or her RSU awards, the RSUs are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the RSUs are awarded; or (b) the date that the director separates from the Board due to a “Change-in-Control” (as defined in the 2020 Omnibus Plan or 2010 Omnibus Plan (the “Omnibus Plan”), as applicable); provided, however, that any director that commences service on the Board after the start of an annual term will vest on the first anniversary of the initial grant. The RSU awards also contain pro-rata vesting provisions for a separation from the Board due to retirement, death or disability. RSUs accrue dividends prior to settlement in shares of our common stock. If a non-employee director elects to defer receipt of his or her RSUs, then such deferred stock units will be paid in shares of our common stock upon the non-employee director’s separation from the Board or such other date selected by the non-employee director.
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CORPORATE GOVERNANCE
Each non-employee director who serves as chair of a Board committee receives compensation for the additional responsibilities associated with such service. The 2024 committee chair fees were $20,000 for each of the standing committees. The Chair of the Board received additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.
All Other Compensation. The compensation included under the column “All Other Compensation” in the 2024 Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation (the “Foundation”).
Director Stock Ownership. The Board maintains stock ownership requirements for directors that are included in our Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of our stock with a value equal to five times the annual cash retainer paid to directors. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or RSUs, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership guidelines or are within the five-year transition period included in the Corporate Governance Guidelines.
Each director has a significant portion of his or her compensation directly aligned with long-term shareholder value. Approximately sixty percent (60%) of a non-employee director’s 2024 annual retainer (valued as of the time of award and excluding committee retainers) consisted of RSUs, which are converted into common stock when vested and distributed to the director.
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2024 DIRECTOR COMPENSATION
The table below sets forth all compensation earned by or paid to our non-employee directors in 2024. Mr. Yates did not receive any additional compensation for his service on the Board. Mr. Yates’ compensation for serving as President and CEO during 2024 is discussed in the Executive Compensation section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Peter A. Altabef	$118,163	$174,000	$5,000	$297,163
Sondra L. Barbour	$113,807	$174,000		$287,807
Theodore H. Bunting, Jr.	$133,807	$174,000		$307,807
Eric L. Butler	$133,807	$174,000		$307,807
Aristides S. Candris	$44,867		$10,000	$54,867
Deborah A. Henretta	$133,807	$174,000		$307,807
Deborah A.P. Hersman	$113,807	$174,000	$6,500	$294,307
Michael E. Jesanis	$129,452	$174,000	$11,000	$314,452
William D. Johnson	$129,452	$174,000	$20,000	$323,452
Kevin T. Kabat	$273,807	$174,000		$447,807
Cassandra S. Lee	$113,807	$174,000	$12,500	$300,307
John McAvoy	$89,855	$174,000		$263,855

(1)
The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each non-employee director. Dr. Candris, who did not stand for reelection in 2024, served on the Board until March 19, 2024. Mr. McAvoy joined the board effective March 19, 2024.

(2)
The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For RSUs, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. On May 13, 2024, each non-employee director received an award of RSUs valued at $174,000, which was equal to approximately 6,042 RSUs valued at $28.80 per unit, the closing price of our common stock on that date. For information on the valuation assumptions used in these computations, see Note 17 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K.

(3)
As of December 31, 2024, the number of equity awards (in the form of RSUs or deferred stock units) that were outstanding for each non-employee director was as follows: Mr. Altabef, 6,135.082; Ms. Barbour, 20,072.899, Mr. Bunting, 22,658.170; Mr. Butler, 6,135.082; Dr. Candris, 57,722.895; Ms. Henretta, 66,273.420; Ms. Hersman, 37,479.845; Mr. Jesanis, 6,135.082; Mr. Johnson, 19,332.257; Mr. Kabat, 6,135.082; Ms. Lee, 19,857.003; and Mr. McAvoy, 7,084.930. For Mr. Yates, the number of RSUs or deferred stock units he received while serving as a non-employee director which were outstanding as of December 31, 2024 was 14,822.946.

(4)
The amounts shown reflect matching contributions made by the Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of March 17, 2025, the number of shares of our outstanding common stock beneficially owned by (which includes any shares that would be distributable within 60 days of March 17, 2025): (i) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 17, 2025) except as noted below; (ii) each of our directors and NEOs; and (iii) our directors and executive officers as a group. None of the NEOs or directors have any outstanding stock options as of that date. The business address of each of our directors and executive officers is our address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	53,932,502	13.05%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	47,256,914	10.5%
State Street Corporation(3) 1 Congress Street, Suite 1 Boston, MA 02114	22,883,402	4.9%
Directors and Named Executive Officers
Shawn Anderson(5)	74,422	*
Peter A. Altabef(4)	48,134	*
Sondra L. Barbour(4)	20,214	*
Melody Birmingham	53,048	*
Theodore H. Bunting, Jr.(4)	41,294	*
Eric L. Butler(4)	59,211	*
Deborah A. Henretta(4)	6,046	*
Deborah A.P. Hersman(4)	24,508	*
William Jefferson, Jr.	32,994	*
Michael E. Jesanis(4)	54,368	*
William D. Johnson(4)	19,468	*
Kevin K. Kabat(4)	57,974	*
Cassandra S. Lee(4)	19,997	*
Michael Luhrs(6)	12,770	*
John McAvoy(4)	7,147	*
Lloyd M. Yates(4)(6)	521,687	*
All directors and executive officers as a group (19 persons)	1,117,856	*

*	Less than 1%
(1)
As last reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 13, 2024. The Vanguard Group reported shared voting power with respect to 703,062 shares, sole dispositive power with respect to 51,971,358 shares and shared dispositive power with respect to 1,961,144 shares. There have been no further Schedule 13G reports filed since February 13, 2024.

(2)
As last reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on September 10, 2024. BlackRock, Inc. reported sole voting power with respect to 44,147,267 shares and sole dispositive power with respect to 47,256,914 shares. There have been no further Schedule 13G reports filed since September 10, 2024.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(3)
As reported on a statement on Schedule 13G filed with the SEC on behalf of State Street Corporation on February 4, 2025. State Street Corporation reported shared voting power with respect to 14,792,298 shares and shared dispositive power with respect to 22,881,617 shares.

(4)	Does not include RSUs issued under the Omnibus Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 17, 2025.
(5)	Includes shares held in our 401(k) Plan.
(6)
These individuals participate in our Employee Stock Purchase Plan. This table excludes shares that may be distributable within 60 days of March 17, 2025. The actual number of shares that may be acquired under the Employee Stock Purchase Plan will not be determinable until the end of the offering period.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
In this section, we describe and discuss our executive compensation programs, including objectives and elements, as well as determinations made by the Compensation and Human Capital (“C&HC”) Committee regarding the compensation decisions for the below named executive officers (“NEOs”) as of December 31, 2024.
Our Named Executive Officers

Lloyd Yates President and Chief Executive Officer (“CEO”)	Shawn Anderson Executive Vice President and Chief Financial Officer (“CFO”)	Melody Birmingham Executive Vice President and Group President, Utilities	Michael Luhrs Executive Vice President, Technology, Customer and Chief Commercial Officer	William Jefferson Executive Vice President, Chief Operating and Safety Officer

EXECUTIVE OVERVIEW*
NiSource had one of its most successful years in our company’s history, exceeding earnings expectations and delivering a substantial increase in value to shareholders. We continue to solidify our position as a top industry performer by generating significant investor returns, sustaining solid strategic focus and enhancing operational excellence. We achieved a 14.6% Funds From Operations (FFO)/Debt ratio*, showcasing our strong cash flow generation and financial discipline. This accomplishment underscores our commitment to maintaining a robust balance sheet, enhancing our financial flexibility and ensuring sustainable growth.
Under the leadership of Mr. Yates, our exceptional leadership team continues to serve together to directly support our mission of delivering safe, reliable energy to our customers and driving shareholder value. This team is critical to driving forward our values-based culture that helps us innovate together in service to our mission. These leaders, along with their teams, enhance employee experiences, uphold an ethical workplace, meet our legal obligations and help ensure we advance our strategic and operational objectives.

*	See Non-GAAP Disclosure Statement at the end of the Executive Overview.
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COMPENSATION DISCUSSION AND ANALYSIS

*	See Non-GAAP Disclosure Statement at the end of the Executive Overview.
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COMPENSATION DISCUSSION AND ANALYSIS

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COMPENSATION DISCUSSION AND ANALYSIS
2024 EXECUTIVE COMPENSATION PAY MIX SUMMARY
For 2024, the C&HC Committee approved a mix of pay that balances short-term and long-term incentives and focuses the efforts of our NEOs on the achievement of both short-term business objectives and long-term strategic objectives. The majority of our NEOs’ total target direct compensation was in the form of equity awards to align the interests of our NEOs with those of our shareholders. The mix of key elements of compensation (expressed as a proportion of total compensation) awarded to our NEOs, including the CEO, reflects a significant portion of the total target direct compensation being at-risk, which is consistent with our pay for performance philosophy. For more information, see “Components of 2024 Executive Compensation”.
The following chart shows the mix of 2024 total target direct compensation for our CEO, the 2024 average total target direct compensation for other NEOs, and the portion that is performance based and/or at-risk.

CEO Total
Target Direct Compensation
15%
60%
14%
11%
At-Risk
Pay 89%
Other NEOs Total
Target Direct Compensation
11%
45%
19%
25%
At-Risk
Pay 75%
Salary
STI
PSUs
RSUs

The C&HC Committee approved annualized 2024 total target direct compensation and each component of total target direct compensation for the listed NEOs as reflected in the table below.

NEO[1]	Base Salary as of 12/31/24 ($)	Annual Short- Term Incentive Target as % of Base Salary	Annual Short- Term Incentive Target as of 12/31/24 ($)	PSUs at Target ($)	RSUs ($)	Total Target Direct Compensation ($)
Lloyd Yates	1,150,000	130%	1,495,000	6,400,000	1,600,000	10,645,000
Shawn Anderson(1)	650,000	75%	487,500	1,170,000	292,500	2,600,000
Melody Birmingham	670,000	75%	502,500	1,206,000	301,500	2,680,000
William Jefferson	625,000	75%	468,750	1,125,000	281,250	2,500,000
Michael Luhrs	600,000	75%	450,000	1,080,000	270,000	2,400,000

(1)
The table above excludes a retention award for Mr. Anderson since it is not a part of his regular annual executive compensation. For more information regarding Mr. Anderson’s retention award, see the “Retention Award” section under “Components of 2024 Executive Compensation”.

Our performance reflects a strong and successful year of commitment to our shareholders, while diligently focusing on our company’s shared commitment to safety, reliability, affordability and sustainability. Our executive compensation program helps attract and retain the best leadership talent in the industry and aligns our executives’ interests with those of our shareholders. We pay for performance and the C&HC Committee believes the 2024 compensation awards and outcomes were appropriate and are reflective of these remarkable achievements. Detailed results are outlined below.
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COMPENSATION DISCUSSION AND ANALYSIS
*Non-GAAP Disclosure - This Executive Overview includes financial measures for NiSource used by our management including funds from operations (FFO)/Debt and Adjusted EPS, which are non-GAAP financial measures as defined by the SEC. The company discloses these measures because management believes they permit investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. For GAAP diluted earnings per share and GAAP Net Cash Flows from Operating Activities/Debt and the reconciliation non-GAAP diluted earnings per share and non-GAAP FFO/Debt, see Appendix A to this proxy statement.
Components of 2024 Executive Compensation
This exceptional leadership team continues to deliver on our commitment to safety and operational excellence, financial stewardship, sustainability and customer service, in addition to the reinforcement of our long-term strategy, all of which directly support our mission of delivering safe, reliable energy to our customers and driving shareholder value. The following section outlines the components that comprise their compensation.
2024 Base Salary
Base salary provides fixed pay commensurate with each NEO’s role and responsibilities. In January 2024, the C&HC Committee approved the following increases by reviewing Pay Factors, the pay competitiveness, industry experience, individual and Company performance, and the CEO’s recommendation when determining the salary increases for the other NEOs. The C&HC Committee evaluated and made a recommendation to the Board of Directors who approved a base salary increase for Mr. Yates. These increases represent the continuation of this exceptional leadership team to deliver on our commitment to safety and operational excellence, financial stewardship, sustainability and customer service, in addition to the reinforcement of our long-term strategy, all of which directly support our mission of delivering safe, reliable energy to our customers and driving shareholder value.

NEO	Base Salary as of 12/31/23 ($)	% Change	Date of Increase	Base Salary as of 12/31/24 ($)
Lloyd Yates	1,050,000	9.5%	3/1/2024	1,150,000
Shawn Anderson	550,000	18.2%	3/1/2024	650,000
Melody Birmingham	645,000	3.9%	3/1/2024	670,000
William Jefferson	550,000	13.6%	3/1/2024	625,000
Michael Luhrs	550,000	9.1%	3/1/2024	600,000

See the section entitled “Establishing Executive Compensation – Role of the Compensation & Human Capital Committee” for the Pay Factors definition.
2024 Short-Term Incentive (STI) Program Design and Results
2024 was an exceptional year for NiSource as we drove forward our mission of delivering safe, reliable energy to our customers and increased shareholder value. We achieved $1.75 adjusted EPS (non-GAAP) which reflects 9.4% growth from 2024, enhanced our safety performance results for three consecutive years, exceeded our top-level customer satisfaction goals, and had zero significant injuries or fatalities (“SIF”) or Pipeline and Hazardous Materials Safety Administration (“PHMSA”) reportable incidents due to operations or process failures.
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COMPENSATION DISCUSSION AND ANALYSIS
Plan Concept and Mechanics
The following formula is used to calculate each NEO’s 2024 STI award.

2024 Individual Target STI %. The C&HC Committee sets the STI target percentage (expressed as a percentage of base salary) for each NEO except for Mr. Yates. For Mr. Yates, the C&HC Committee made a recommendation to the Board of Directors who approved the STI target percentage, which was set at 130% for 2024. The Pay Factors and peer group and market data are considered when setting the STI target percentage for each NEO. The C&HC Committee and Board, respectively, confirmed that the STI target percentage for the NEOs was reflective of peer group practice and was appropriately aligned with competitive market practice to help ensure retention of our executive talent.
2024 STI Performance Measures. In January 2024, the C&HC Committee approved the following performance measures for the 2024 STI program. The C&HC Committee chose these measures because they align with our commitment to deliver safe and reliable energy to our customers and drive shareholder value.

Performance Measure	Description
Adjusted Earnings Per Share (EPS)
Adjusted EPS is a financial measure that is most representative of our profitability, is aligned with shareholder value creation and is generally consistent with our external reporting of results. The targets are reflective of our expected annual Adjusted EPS growth.

The definition of Adjusted EPS (a non-GAAP financial measure) is income from continuing operations determined in accordance with GAAP, including, without limitation, the impact of incentive payouts and adjusted for certain items, such as fluctuations in weather and other significant unusual events disclosed in our earnings reports (examples of which may include transaction-related costs, debt extinguishment costs or certain income tax items). Appendix A to this Proxy Statement contains a full reconciliation of GAAP earnings per share to Adjusted EPS.

Operational Excellence
Operational Excellence emphasizes our focus on maintaining safe operations and processes and is measured against the number of significant injuries or fatalities (“SIF”) or Pipeline and Hazardous Materials Safety Administration (“PHMSA”) reportable incidents due to operations or process failures.

Safety
Safety drives the company toward top performance in Days Away, Restricted or Transferred (“DART”) rate and Preventable Vehicle Collisions (“PVC”) rate. DART and PVC rate targets are based upon a 5-year glidepath for the company to be top decile of American Gas Association (“AGA”) gas and electric combined utilities by 2026. 2024 targets established by building a year-over-year improvement glidepath using 2023 YTD actuals.
○
DART: incident rate relates to all injuries meeting Occupational Safety and Health Administration (“OSHA”) reportability that require an employee to not report to work, to restrict their duties or transfer to another role due to the injury
○
PVC: rate relates to all vehicle crashes deemed to be the responsibility of the company-employed driver

  2025 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measure	Description
Customer
Customer Satisfaction ensures our customers’ needs and expectations are met. We conduct a Customer Satisfaction Survey that measures five post-transactional customer channels (Customer Service Representatives, Field Service, Interactive Voice Response, Online Interaction, and Project Work/Site Restoration) and one customer relationship survey that measures our customer’s overall satisfaction with our Columbia Gas companies and NIPSCO. The targets are based upon a glidepath to achieve and maintain a top quartile in the “very satisfied” rating of customer satisfaction by 2027.

2024 STI Scorecard Performance Measures, Goals and Results
The STI pool is funded based on the formulaic incentive opportunity under the STI plan. At the end of the performance period, the result of each goal is calculated, and the sum of the weighted results creates the initial formulaic STI opportunity. In 2024, considering the exceptional performance by the Company, the C&HC Committee increased the STI pool funding in order to reward participants, including approximately $697,000 attributed to NEOs, above the initial formulaic incentive opportunity. The table below shows each performance measure, goals for each such measure, results and the percentage of target earned. Under the STI plan, the C&HC Committee retains discretion to adjust STI awards, either on a formulaic or discretionary basis.

	Goals
Performance Measure	Threshold	Target	Stretch	Result(1)	Weight	Formulaic Result as % Target(1)	Weighted % Achievement
Adjusted EPS	$1.69	$1.72	$1.75	$1.75(2)	70%	200%	140%
Operational Excellence	2	1	0	0	10%	200%	20%
Safety
--DART	0.6	0.57	0.51	0.59	5%	67%	3.33%
--PVC	1.53	1.46	1.31	1.35	5%	173%	8.67%
Customer Satisfaction	69.50%	71.50%	73.50%	72.80%	10%	165%	17%
						Overall STI Scorecard Result as % of Target	189%

(1)
If actual results fall between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation where threshold is 50%, target is 100% and stretch is 200%.

(2)	Appendix A to this Proxy Statement contains a full reconciliation of GAAP earnings per share to Adjusted EPS.
2024 Individual Performance Modifier
The C&HC Committee, with recommendations for performance modifiers from the CEO for the non-CEO NEOs, assessed the performance and contributions of each of the non-CEO NEOs and approved final STI award values. In addition, the Committee recommended an individual performance modifier for the CEO to the Board and the Board assessed the performance and contributions of the CEO and approved the final STI award value. When considering the individual performance modifier, factors considered include leadership effectiveness on key strategic initiatives, contributions to operational and organizational excellence and overall assessment of financial results and value creation of the company. The table below illustrates the individual performance modifier for each NEO and the computation of the final earned award.
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COMPENSATION DISCUSSION AND ANALYSIS
2024 STI Awards: Calculation of Individual NEO STI Awards

	Target Annual Incentive Award
NEO	2024 STI Target %	Earnings Paid During Year	STI Scorecard Results	Individual Performance Modifier	Final Annual STI Award $
Lloyd Yates	130	$1,133,334	189%	116%	$3,230,100
Shawn Anderson	75	$633,333	189%	103%	$925,000
Melody Birmingham	75	$665,833	189%	103%	$975,000
William Jefferson	75	$612,500	189%	107%	$925,000
Michael Luhrs	75	$591,667	189%	116%	$975,000

For Mr. Yates, an increased performance modifier was applied to recognize his leadership in 2024, completing another strong year of building upon our track record of consistent execution and growth including 9.4% growth in Adjusted non-GAAP EPS over 2023 and total shareholder return of 43.5% which is second in the industry. For Mr. Luhrs, an increased performance modifier was applied to recognize his leadership during 2024, for his strong growth mindset and for his strong strategic and execution acumen. For Messrs. Anderson and Jefferson and for Ms. Birmingham, their modifier was awarded within the appropriate performance range.
2024 Long-Term Incentive (LTI) Program Design and Results
The C&HC Committee reviewed the Pay Factors to establish LTI values for each NEO, other than Mr. Yates. For Mr. Yates, the C&HC Committee evaluated and made a recommendation to the Board of Directors who approved the LTI target value. The awarded values are included in the Summary Compensation Table.

For 2024, the C&HC Committee approved the following mix of LTI awards granted to our NEOs based upon a review of our peer companies’ compensation practices, the importance of executive retention, the goal to align pay with performance and consideration of our compensation philosophy:

2024 Performance Share Units (“PSU”)
PSU Objectives. We designed key objectives for our 2024 PSU grants to:
■
Motivate NEOs to achieve critical long-term financial and relative total shareholder return goals (relative to peers) and achieve critical business imperatives related to operational excellence and safety, workforce and sustainability

■	Align the interests of NEOs with shareholders
■	Retain NEOs
■	Provide market competitive performance based LTI opportunities (when aggregated with RSU grants, which are discussed below)
PSU Overview
The PSU measures for our LTI program were designed to drive achievement of financial performance, total shareholder return, operational excellence, greenhouse gas emission reduction and employee engagement performance goals, as outlined in the table below, over a three-year performance period ending December 31, 2026. The C&HC Committee chose these measures because they align with our commitment to deliver safe and reliable energy to our customers and drive shareholder value.
  2025 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measure	Description
Financial: Three-Year Cumulative Adjusted EPS
Strong earnings are the foundation for long-term shareholder value creation and dividend growth. The target three-year cumulative Adjusted EPS performance goals are based upon our expected annual growth rate. For the definition and calculation of Adjusted EPS, see above under “2024 STI Performance Measures.”

Financial: Three Year Relative Total Shareholder Return (RTSR)
This measure aligns the interests of our NEOs with those of our shareholders. RTSR is measured by ranking the Company’s total shareholder return over the 3-year period ending on December 31, 2026, relative to the total shareholder return of each company within a 32-company peer group.

People and Culture: Employee Engagement Index Score
The Engagement Index Score is measured over the three-year performance period through an employee survey with a goal to create an enviable employee experience and continue to increase engagement results.

Sustainability: Greenhouse Gas (GHG) Reduction
The Greenhouse Gas Emission Reduction goals relate to the level we are able to successfully reduce vented methane emissions from retiring coal units and reducing LDC fugitive and vented methane emissions.

Operational Excellence and Safety: Annual Operational Index Scorecard - 3 Year Average
The Safety Index Scorecard measures the effectiveness of our strategy to proactively mitigate risk. These measures are recognized as top-tier industry risk-reduction programs. The 2025 goals include the following measures: (i) In Line Inspection (“ILI”) Miles, (ii) Pipe Installed, (iii) Leak Repair; (iv) System Average Interruption Frequency Index (“SAIFI”), (v) Electric Poles Inspected, and (vi) Cyber Behavior Accountability. The 2026 and 2027 goals will be determined by the C&HC Committee at the beginning of 2026 and 2027, respectively.

An NEO may earn up to 200% of his or her target PSUs, depending on the level of achieved performance. Alternatively, if threshold performance is not achieved with respect to a performance measure, then no PSUs will be vested for that measure. The number of PSUs earned and vested at the end of the three-year performance period will be settled in a like number of shares of our common stock.
Annual PSUs granted in 2024 will vest after the end of the three-year performance period, as long as the NEO is continuously employed through the end of February 2027. Special vesting rules may apply and are described in the section entitled “2024 Executive Compensation – Potential Payments upon Termination of Employment or a Change-in-Control of the Company”. The number of PSUs that vest at the end of the service period will be settled in a like number of shares of our common stock.
If the Company declares a cash dividend or distribution on shares, dividend equivalent rights will be credited on each PSU and will be deemed to be reinvested in additional PSUs, which will be subject to the same terms regarding vesting and forfeiture as the underlying award. Any credited dividend equivalents are paid in cash at the time the underlying PSUs are settled.
2024 PSU Performance Measures. In January 2024, the C&HC Committee approved the following performance measures and goals for the 2024 PSU grants.
2024 PSU Performance Measures and Goals

			Goals
Performance Measure	Weight	Threshold	Target	Stretch
Three-Year Cumulative Adjusted EPS	55%	$5.42	$5.53	$5.64
RTSR	25%	30th Percentile	50th Percentile	80th Percentile
Operational Excellence and Safety
Annual Operational Excellence and Safety Index Scorecard: 3 Year Average	10%	See performance measures outlined in table above.
Workforce and Sustainability
Employee: Engagement Index Score	5%	80%	82%	84%
Environmental: Greenhouse Gas Emission Reduction	5%	Level we are able to successfully reduce vented methane emissions from retiring coal units and reduce LDC fugitive and vented methane emissions.
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COMPENSATION DISCUSSION AND ANALYSIS
2024 Restricted Stock Units (“RSU”)
RSUs reward long-term service, help to retain NEOs over a multi-year service period, and align the interests of our NEOs with those of our shareholders.
Annual RSUs granted in 2024 will vest at the end of the three-year performance period, as long as the NEO is continuously employed through such date. Special vesting rules may apply and are described in the section entitled “2024 Executive Compensation – Potential Payments upon Termination of Employment or a Change-in-Control of the Company”. The RSUs that vest at the end of the service period will be settled in a like number of shares of our common stock.
If the Company declares a cash dividend or distribution on shares, the NEOs will be entitled to receive a cash payment equal to the amount of the cash dividend, subject to the same terms regarding vesting and forfeiture as the underlying award.
Retention Award
Mr. Anderson was recognized for his exceptional performance and leadership in driving forward the execution of the NIPSCO minority interest transaction and was awarded an RSU grant under the Company’s long-term incentive program with a grant date fair value of $2,000,000 that vests 33% on January 24, 2025, 33% on January 24, 2026, and 34% on January 24, 2027, subject to his continued employment.
Final Settlement of 2022-2024 PSU Awards
In 2022, the C&HC Committee approved LTI awards to the NEOs in the form of PSUs. The NEOs earned PSUs at 190% of target.
Formula Used to Determine 2024 LTI Results. The following formula was used to calculate LTI results.

The table below illustrates the metrics, goals and respective performance results.

		Goals
Measure	Threshold	Target	Stretch	Result(1)	Weight	Formulaic Result as % Target(1)	Weighted % Achievement
Cumulative Adjusted EPS	$4.51	$4.75	$4.99	$4.82	50%	129%	65%
							+
rTSR(1) (percentile)	30th	50th	80th	91st	50%	200%	100%
							x
						Modifiers(2)	15%
							=
						Final LTI Result as % of Target	190%

(1)
For purposes of calculating RTSR achievement, the Company utilized a performance peer group consisting of the following 32 companies: Alliant Energy Corp, Ameren Corporation, American Electric Power Company, Inc., Atmos Energy Corporation, Avista Corporation, Black Hills Corporation, CenterPoint Energy, Inc., CMS Energy Corporation,

  2025 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS
Consolidated Edison, Inc., Dominion Energy, DTE Energy Company, Inc, Duke Energy Corporation, Edison International, Entergy Corporation, Eversource Energy, FirstEnergy Corp., MDU Resources Group, Inc., New Jersey Resources Corporation, NextEra Energy, Inc., OGE Energy Corp., ONE Gas, Inc., Pinnacle West Capital Corporation, PNM Resources, Inc., PPL Corporation, Public Service Enterprise Group Incorporated, Sempra, The Southern Company, Southwest Gas Holdings, Inc., Spire Inc., UGI Corporation, WEC Energy Group Inc, and Xcel Energy Inc.
(2)
Modifier results include the sum of safety (122% average safety scorecard results for a 20% modifier), greenhouse gas emission reduction (reduction of CO2 emissions by 10.1 million tonnes and reduction of methane emissions by 29.7%, each over a 2005 baseline, for a 5.4% modifier), and workforce diversity (8 of 12 categories met, for a -10% modifier), totaling 15%.

Annual PSUs granted in 2022 will vest after the end of the three-year performance period, as long as the NEO is continuously employed through February 28, 2025. Special vesting rules may apply and are described in the section entitled “2024 Executive Compensation – Potential Payments upon Termination of Employment or a Change-in-Control of the Company”. The following table shows the target number of shares subject to the 2022 PSUs as well as the number of shares of common stock that vested pursuant to the terms of the 2022 PSUs.

NEO	Target Number of 2022 PSUs Awarded	Number of 2022 PSUs Vested
Lloyd Yates	122,994	233,689
Shawn Anderson	11,958	22,720
Melody Birmingham	33,278	63,228
William Jefferson	18,968	36,039
Michael Luhrs(1)	0	0

(1)	Michael Luhrs was not employed by NiSource Inc. at the time of this grant in 2022.
Establishing Executive Compensation
2024 Say-on-Pay Results
The C&HC Committee considers the shareholders’ views when making compensation decisions. In 2024, approximately 97% of the votes cast by our investors were voted in favor of our say-on-pay proposal at our 2024 annual meeting of stockholders. No changes were made to the design of our executive compensation program in response to the 2024 say-on-pay advisory vote.
Compensation Philosophy and Objectives
Our executive compensation programs are designed to attract, reward and retain highly talented individuals with diverse backgrounds and experiences who are committed to deliver safe, reliable energy to our customers. We do this by focusing on the following:
Pay for performance - A significant portion of NEO compensation is variable and directly linked to individual and Company performance, including operational and financial performance that drives the creation of long-term shareholder value.
Commitment to strategic priorities - Compensation opportunities are directly linked to the executives’ commitment to safety, people & culture, operational excellence, sustainability, customer experience, and financial stewardship which are incorporated into specific and measurable metrics in our incentive programs.
Market driven competitive compensation - Compensation is viewed in relation to peers as a starting point, with flexibility to adjust compensation elements based on a range of factors, including individual job requirements and scope, business needs, experience, qualifications and performance to attract and retain critical talent.
Long term focus - Compensation is heavily weighted to long-term stock-based components to ensure that a significant portion of compensation opportunity is aligned with our strategy and shareholder value creation driving focus on strategic long-term priorities. Short- and long-term incentives are designed with multi-year business plans in mind.
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COMPENSATION DISCUSSION AND ANALYSIS
Role of the Compensation & Human Capital Committee
The C&HC Committee is responsible for establishing, implementing and monitoring our executive compensation program objectives and assuring alignment with our business objectives. In overseeing our executive compensation programs, the C&HC Committee identifies and approves performance measures and goals under our STI and LTI programs. Additionally, the C&HC Committee approves annual long-term equity incentive awards and periodic long-term equity incentive awards granted to newly hired and promoted executive officers. The C&HC Committee also oversees the administration of our equity plans.
The C&HC Committee evaluates and determines the compensation of our executive leadership team, which is composed of senior executives who directly report to our CEO. The C&HC Committee reviews the performance and compensation of our CEO and our executive leadership team each year with input from Meridian and apprises the Board accordingly. For our CEO, the C&HC Committee evaluates CEO performance and submits its compensation recommendations to the independent members of the Board for review and approval. When considering changes in compensation for our executive leadership team, including the NEOs, the C&HC Committee considers input from the CEO, the Executive Vice President, Chief Human Resources Officer and Meridian. Our CEO is not involved in making recommendations with respect to his compensation.
The C&HC Committee also has continuous involvement with our human resources talent management initiatives regarding our CEO and our executive leadership team. The C&HC Committee also leads our development and succession efforts by providing strategic direction as we identify key executive skill and capability talent priorities. The C&HC Committee reviews the performance of our CEO and executive leadership team against leadership skills and capability requirements designed to identify, attract and develop highly-qualified executives that promote continuous learning; foster our culture of inclusion and belonging; deliver safety, reliability and environmental performance improvements; and ultimately support our long-term strategy to build value for all our stakeholders, including our customers, employees, communities and shareholders.
The C&HC Committee is responsible for annually reviewing and approving (or, in the case of our CEO, recommending to the independent members of the Board for approval) each element of total target direct compensation for our executive officers including our NEOs. All of the executive compensation decisions made by the C&HC Committee were based primarily on the following Pay Factors:
■ Corporate performance and attainment of our established business and financial goals
■ Competitiveness of our compensation program (each NEO’s total target direct compensation and each element of compensation) based upon competitive market data
■ Executive officer’s/NEO’s position, experience, role, responsibilities and performance relative to achievement of business goals
■ Internal pay equity
■ Mix of variable at-risk versus fixed pay
■ Mix of cash versus equity pay
Independent Compensation Consultant
For 2024, the C&HC Committee engaged the services of Meridian Compensation Partners as its independent compensation consultant to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. The C&HC Committee takes recommendations from Meridian into consideration along with its evaluation of the individual performance of each executive officer.
Each year, the C&HC Committee evaluates the independence and quality of the services provided by its independent compensation consultant. In reviewing Meridian’s engagement for 2024, the C&HC Committee considered the factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules and determined that Meridian was independent and there were no conflicts of interest with respect to Meridian’s work for the C&HC Committee.
  2025 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS
Competitive Market Review
In connection with its compensation decision making, the C&HC Committee reviews the executive compensation practices in effect at other companies in the Comparator Group. The compensation data provided by Meridian and other third-party data is used to obtain a general understanding of current market practices when designing our executive compensation program – it is not used exclusively, but rather as a reference point in conjunction with other factors.
The Comparator Group consists of a mix of gas, electric and multi-line utilities that are operationally similar to us, with which we compete for similar executive talent, and with similar trailing 12-month revenue and market capitalization data. For 2024, the C&HC Committee determined no changes were necessary to the prior year’s Comparator Group. The Comparator Group for purposes of evaluating 2024 compensation practices is shown below.

Compensation Comparator Group
Alliant Energy Corporation	Eversource Energy
Ameren Corporation	FirstEnergy Corporation
American Electric Power Company, Inc.	New Jersey Resources Corporation
Atmos Energy Corporation	OGE Energy Corp.
Black Hills Corporation	ONE Gas, Inc.
CenterPoint Energy, Inc.	PPL Corporation
CMS Energy Corporation	Public Service Enterprise Group
Dominion Energy, Inc.	Sempra Energy
DTE Energy Company	Southwest Gas Holdings, Inc.
Entergy Corporation	Spire, Inc.
Evergy	WEC Energy Group, Inc.

Other Compensation and Benefits
Our NEOs may elect to participate in an executive deferred compensation plan, have change-in-control agreements and are eligible for an executive severance policy. In addition, we provide our NEOs with a limited number of perquisites and other broad-based employee benefits that are generally extended to our entire employee population. We believe that these other forms of compensation and benefits are aligned with our compensation objectives and are generally comparable to those that are provided to similarly situated executives at other comparable companies.
Severance and Change-in-Control Benefits. Each NEO is covered under a separate change-in-control and termination agreement (“CIC Agreement”). The CIC Agreements are intended to ensure that the NEOs continue to apply thoroughly objective judgment to appropriately safeguard shareholder value and maximize investor return in relation to any potential change-in-control. The CIC Agreements provide cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not include any “gross-up” payments to cover an executive’s excise taxes incurred with respect to the receipt of payments in connection with a change-in-control. Each NEO is subject to our executive severance policy.
Our 2020 Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of such change-in-control.
For further information regarding the benefits to be received upon termination of employment or change-in-control, see the section entitled “2024 Executive Compensation – Potential Payments upon Termination of Employment or a Change-in-Control of the Company”.
Perquisites. Perquisites are not a principal element of our executive compensation program. We provide a limited number of perquisites to each NEO. We do not reimburse NEOs for the payment of individual income taxes they might incur in connection with their receipt of these benefits. For information regarding 2024 perquisites, see the 2024 Summary Compensation Table and footnote (6) to that table.
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COMPENSATION DISCUSSION AND ANALYSIS
Deferred Compensation Plan. Eligible executives, including the NEOs, may elect to defer between 5% and 80% of their base salary and/or STI payout under our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides an opportunity for eligible executives to defer their cash compensation without regard to the limits imposed by the Internal Revenue Service (“IRS”) for amounts that may be deferred under our 401(k) Plan. For information regarding the Deferred Compensation Plan, see the 2024 Non-Qualified Deferred Compensation table and accompanying narrative.
Savings Programs. The NEOs are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executives. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees between 0.5% and 2.0% of the employee’s eligible earnings based on achievement of the overall STI results. In addition, for salaried employees hired after January 1, 2010 and non-union non-exempt employees hired after January 1, 2013, the 401(k) Plan now includes a 4.5% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the NEOs. For information regarding the Savings Restoration Plan, see the 2024 Non-Qualified Deferred Compensation table and accompanying narrative.
Health and Welfare Benefits. We also provide the NEOs other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees.
Stock Ownership and Retention Guidelines
Our executive leadership team, which includes the NEOs, and other senior leaders are subject to stock ownership and retention guidelines. We maintain these guidelines to ensure that our executive leadership and senior leaders maintain a significant investment in our stock, which in turn helps to align the interests of our executive leadership and senior leaders with those of our shareholders.
Our executive leadership team and senior leaders are generally expected to satisfy their applicable ownership guideline (as described below) within five years of becoming subject to the guidelines. Once applicable share ownership levels are satisfied, the senior executive must continue to own enough shares to remain in compliance. Until such time as the applicable stock ownership guideline is satisfied, the CEO and Executive Vice Presidents are required to hold at least 50% of the shares of common stock received upon the vesting of equity awards. As of the record date, the NEOs are on a path to achieving the applicable ownership guideline within the five-year requirement. Shares counted toward ownership targets include common stock held and unvested RSUs.

Executive Level	Stock Ownership Level
CEO	6x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary

Risk Management Policies and Guidelines
Trading Windows/Trading Plans. We restrict the ability of directors, executive officers and employees who work in designated areas to freely trade in our common stock because of their periodic access to our material non-public information. Under our insider trading policy, also referred to as our “Securities Transaction Compliance Policy,” such persons are prohibited from trading in our securities during quarterly blackout periods, and at such other times as the General Counsel may deem appropriate. We believe our policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and the exchange listing standards applicable to us. Our policy is filed as exhibit 19.1 to our Annual Report on Form 10-K filed with the SEC on February 12, 2025.
Anti-Hedging Policy/Pledging. Under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors, executive officers and employees who work in designated areas are prohibited from engaging in short sales of our equity securities or buying or selling puts or calls or other options on our securities. We do not have such a policy for employees who work in areas other than the designated areas.
  2025 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Recovery for Misconduct and in the Event of a Financial Restatement. Included in our 2020 Omnibus Plan is a “clawback” provision that states the employee shall reimburse the Company amounts received under STI and LTI awards if we are required to prepare an accounting restatement as a result of the employee’s misconduct. Our Board has also adopted a standalone executive compensation recoupment policy consistent with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10D-1 and the NYSE listing standards thereunder, which requires the Company to recover “excess” incentive compensation received by NEOs due to a financial restatement (except in certain limited cases permitted by regulation) to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets.
Grant Practices Specific to Stock Options. We do not currently grant stock options as part of our equity compensation programs. If stock options were to be granted in the future, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. These restrictions do not apply to RSUs, PSUs, or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant.
48 |   2025 Proxy Statement

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The C&HC Committee of the Board (the “Committee”) has furnished the following report in accordance with rules adopted by the Securities and Exchange Commission.
The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
This report is submitted on behalf of the members of the Committee:

Eric L. Butler, Chair Theodore H. Bunting Deborah A. Henretta John McAvoy

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COMPENSATION AND HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2024, Messrs. Bunting, Butler, Johnson (until March 19, 2024), McAvoy (effective March 19, 2024) and Ms. Henretta served on the C&HC Committee. None of these persons had ever been an officer or employee of the Company or any of its subsidiaries while serving on the C&HC Committee. No executive officer of the Company served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of the C&HC Committee during 2024.
ASSESSMENT OF RISK
We perform an annual risk assessment of our compensation programs. We concluded that risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company, based on the following:
■	Executive/Board Oversight—Our executive leadership and board regularly monitor our programs and people to ensure decisions are made with integrity and in the best long-term interests of the Company;
■	Strategic Consistency—Our compensation program is aligned with our goals without promoting excessive risk;
■
Sound Performance Criteria—Performance measures for incentive awards are consistent with long-term shareholder value and operational excellence; measures and underlying goals are approved by the C&HC Committee of the Board;

■	Long-term Focus—Executive compensation is weighted toward LTI, aligning executives with long-term results and shareholders;
■	Performance Focus—LTI awards for executives are predominately performance-based;
■	Stock Ownership Guidelines—Executives are subject to stock ownership guidelines set by the C&HC Committee; this further reinforces the need for a long-term view in decision making;
■
Operational Excellence and Safety—Incentive compensation is partially tied to safety and other operational metrics to encourage a strong culture of safety and motivate the prioritization of safe operations; and

■
Clawback Policy—Policies are in place to recoup compensation and help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets.

50 |   2025 Proxy Statement

2024 EXECUTIVE COMPENSATION
The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the NEOs during 2024. In accordance with SEC disclosure rules, the stock awards reported in the table below are reported based on the aggregate grant date fair value and do not represent the amounts actually realized by the NEOs. The actual values realized by the NEOs, if any, are impacted by the Company’s performance against the pre-established performance goals for PSUs and the Company’s stock price at settlement for all stock awards.
2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Lloyd Yates President and CEO	2024	1,133,334	—	8,266,041	3,230,100	155,495	12,784,970
	2023	1,041,667	—	5,208,422	2,500,000	466,592	9,216,680
	2022	879,167	500,000	4,671,273	954,828	108,238	7,113,506
Shawn Anderson EVP and CFO	2024	633,333	—	3,562,248	925,000	74,657	5,195,238
	2023	518,478	—	1,137,093	809,798	95,367	2,560,736
	2022	391,667	—	953,324	332,901	43,408	1,712,300
Melody Birmingham EVP and Group President, Utilities	2024	665,883	—	1,583,297	975,000	77,285	3,301,416
	2023	641,667	—	1,335,553	818,125	112,704	2,908,049
	2022	312,500	225,000	2,397,721	276,680	127,324	3,339,225
William Jefferson EVP, Chief Operating and Safety Officer	2024	612,500	—	1,476,953	925,000	74,033	3,088,486
	2023	537,500	—	1,138,849	805,242	96,247	2,577,838
	2022	237,500	150,000	1,496,725	196,258	116,493	2,196,976
Michael Luhrs(1) EVP, Technology, Customer and Chief Commercial Officer	2024	591,667	—	1,417,877	975,000	55,558	3,040,101
	2023	422,464	350,000	1,443,585	538,641	171,754	2,926,443
	2022	—	—	—	—	—	—

(1)	Mr. Luhrs was not an NEO during 2022.
(2)	Any salary deferred at the election of the NEO is reported as salary in the year in which such salary was earned.
(3)
Amounts reported in this column for 2022 represent a $500,000 sign-on bonus paid to Mr. Yates, a $225,000 sign-on bonus paid to Ms. Birmingham, and a $150,000 sign-on bonus paid to Mr. Jefferson. The amount reported in this column for 2023 represents a $350,000 sign on bonus paid to Mr. Luhrs. No bonus amounts were paid to the NEOs during 2024.

(4)
Amounts reported in this column for 2024 represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to the PSUs and RSUs granted in 2024. For information on the valuation assumptions used in these computations, see Note 17 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K. The PSUs are subject to performance conditions; therefore, the value reported in this column for these awards is based upon the target outcome of such conditions.

The following table shows the number of PSU and RSU shares awarded in 2024 and the value of the PSUs at the grant date assuming that the highest level of performance conditions are achieved.

NEO	2024 Number of RSUs Awarded	2024 Number of PSUs Awarded	Maximum PSU Fair Value
Lloyd Yates	62,598	250,391	$13,353,355
Shawn Anderson	91,043	46,467	$2,479,481
Melody Birmingham	11,974	47,895	$2,555,679
William Jefferson	11,170	44,678	$2,384,013
Michael Luhrs	10,723	42,891	$2,288,666

(5)
Amounts reported in this column represent each NEOs 2024 STI payout. For a discussion of the STI awards, please see the “2024 Short-Term Incentive (STI) Program Design and Results” section in the CD&A under “Components of 2024 Executive Compensation” above.

  2025 Proxy Statement | 51

2024 EXECUTIVE COMPENSATION
(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each NEO in 2024.

	Other Compensation
Name	Perquisites and Personal Benefits(a) ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Lloyd Yates	49,075	32,396	74,025	155,495
Shawn Anderson	15,187	32,396	27,075	74,657
Melody Birmingham	14,764	32,396	30,126	77,285
William Jefferson	16,519	32,396	25,118	74,033
Michael Luhrs	—	32,396	23,162	55,558

(a)
All perquisites are valued based on the aggregate incremental cost to the Company, as required by applicable SEC regulations. Please see the “Other Compensation and Benefits – Perquisites” section above in the CD&A under “Establishing Executive Compensation” for additional information about the perquisites we provide to the NEOs. For Messrs. Jefferson, Anderson, and Ms. Birmingham, the perquisite amount listed above represents the cost of financial planning and tax services. For Mr. Yates, the perquisite amount listed above represents the value of his personal use of Company or leased aircraft ($49,075.23). The incremental cost to the Company of Mr. Yates’ personal use of Company aircraft is determined based on calculating the average cost per hour to operate the aircraft taking into account direct costs such as fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs, and multiplying the calculated average cost by the time of each trip assessed. Fixed costs which do not change based on usage, such as pilots’ salaries, the amortized costs of the aircraft, and the cost of maintenance not related to trips are excluded. With respect to flights on a third-party leased or chartered airplane, aggregate incremental cost equals the amount that the third-party charges the Company for such trip. NEOs are also permitted to invite their spouse or other guests to accompany them on business trips when space is available.

(b)
This column reflects Company matching contributions, profit-sharing contributions, and a Company non-elective contribution of 4.5% of compensation under the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Establishing Executive Compensation”.

(c)
This column reflects Company matching contributions, profit-sharing contributions, and a Company non-elective contribution of 4.5% of compensation in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Establishing Executive Compensation” above, and in the narrative following the 2024 Non-Qualified Deferred Compensation Table.

52 |   2025 Proxy Statement

2024 EXECUTIVE COMPENSATION
2024 Grants of Plan-Based Awards
The following table provides information for plan-based awards granted under the 2020 Omnibus Plan to the NEOs in 2024.

Name	Grant Date	Date Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lloyd Yates	—	—	747,500	1,495,000	2,990,000	—	—	—	—	—
	1/25/2024	1/25/2024	—	—	—	125,196	250,391	500,782	—	6,676,677
	1/25/2024	1/25/2024	—	—	—	—	—	—	62,598	1,589,363
Shawn Anderson	—	—	243,750	487,500	975,000	—	—	—	—	—
	1/24/2024	1/24/2024	—	—	—	23,234	46,467	92,934	—	1,239,741
	1/24/2024	1/24/2024	—	—	—	—	—	—	11,615	296,299
	1/24/2024	1/24/2024							79,428	2,026,208
Melody Birmingham	—	—	251,250	502,500	1,005,000	—	—	—	—	—
	1/24/2024	1/24/2024	—	—	—	23,948	47,895	95,790	—	1,277,840
	1/24/2024	1/24/2024	—	—	—	—	—	—	11,974	305,457
William Jefferson	—	—	234,375	468,750	937,500	—	—	—	—	—
	1/24/2024	1/24/2024	—	—	—	22,339	44,678	89,356	—	1,192,007
	1/24/2024	1/24/2024	—	—	—	—	—	—	11,170	284,947
Michael Luhrs	—	—	225,000	450,000	900,000	—	—	—	—	—
	1/24/2024	1/24/2024	—	—	—	21,446	42,891	85,782	—	1,144,333
	1/24/2024	1/24/2024	—	—	—	—	—	—	10,723	273,544

(1)
The information in the “Threshold”, “Target”, and “Maximum” columns reflects potential payouts based on the performance targets set under the STI program excluding any individual performance modifiers that may be applied. The amount reported in the “Threshold” column represents the threshold level of achievement of each incentive plan goal. The amount reported in the “Target” column represents target achievement of each goal. The amount reported in the “Maximum” column represents maximum achievement of each goal. The amounts actually paid based on Company performance appear in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. For a discussion of the STI awards, please see the “2024 Short-Term Incentive (STI) Program Design and Results” section in the CD&A under “Components of 2024 Executive Compensation” above.

(2)
The information in the “Threshold”, “Target”, and “Maximum” columns reflects the potential share payouts under the portion of the 2024 LTI award granted in the form of PSUs. Under the terms of the PSU awards, the PSUs will be earned based on continued employment and the achievement of pre-determined performance goals. The amount reported in the “Threshold” column represents the minimum level of the PSUs that may vest based on the achievement of the threshold level of achievement for each goal. The amount reported in the “Target” column represents target achievement of each goal. The amount reported in the “Maximum” column represents maximum achievement of each goal. For further information regarding these awards, please see the “2024 Long-Term Incentive (LTI) Program Design and Results” section in the CD&A under “Components of 2024 Executive Compensation” above.

(3)
Represents the portion of the 2024 LTI award granted in the form of RSUs. For further information regarding these awards, please see the “2024 Long-Term Incentive (LTI) Program Design and Results” section in the CD&A under “Components of 2024 Executive Compensation” above.

(4)
Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to the PSUs and RSUs granted in 2024. All the PSUs are subject to performance conditions and the values reported in this column for the PSU awards are based upon the probable outcome of such conditions target performance. The values set forth in this table may not correspond to the actual values that may ultimately be realized by the NEOs upon vesting and settlement.

  2025 Proxy Statement | 53

2024 EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the NEOs. At fiscal year-end, none of our NEOs held any outstanding option awards with respect to the Company.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Lloyd Yates	30,747(3)	1,130,260	—	—
	36,311(5)	1,334,792	—	—
	62,598(9)	2,301,102	—	—
	—	—	245,988(4)	9,042,519
	—	—	312,080(6)	11,472,060
	—	—	518,350(10)	19,054,556
Shawn Anderson	5,124(3)	188,358	—	—
	7,342(5)	269,892	—	—
	3,142(8)	115,500	—	—
	11,615(9)	426,967	—	—
	17,082(11)	627,934	—	—
	79,428(13)	2,919,773	—	—
	—	—	23,916(4)	879,152
	—	—	36,811(6)	1,353,176
	—	—	26,762(7)	983,783
	—	—	96,194(10)	3,536,102
Melody Birmingham	8,319(3)	305,806	—	—
	9,355(5)	343,890	—	—
	11,974(9)	440,164	—	—
	—	—	66,556(4)	2,446,599
	—	—	80,399(6)	2,955,471
	—	—	99,150(10)	3,644,771
William Jefferson	4,742(3)	174,316	—	—
	7,977(5)	293,235	—	—
	11,170(9)	410,609	—	—
	—	—	37,936(4)	1,394,527
	—	—	68,558(6)	2,520,183
			92,491(10)	3,399,960
Michael Luhrs	8,133(8)	298,969	—	—
	10,723(9)	394,177	—	—
	11,091(12)	407,705
	—	—	69,263(7)	2,546,096
			88,791(10)	3,263,971

(1)
Amounts shown represent the market value of the unvested RSUs calculated using the closing sale price of our common stock on December 31, 2024, the last trading day of fiscal 2024, which was $36.76 per share.

(2)
Amounts shown represent the market value of the unvested PSUs, calculated using the closing sale price of our common stock on December 31, 2024, the last trading day of fiscal 2024, which was $36.76 per share. The amounts presented are based on achieving the maximum performance level.

(3)
The awards shown represent RSUs granted on January 28, 2022 for Messrs. Yates and Anderson, and on July 1, 2022 for Ms. Birmingham and Mr. Jefferson. These shares vest on February 28, 2025, provided the executive continues to be employed through such date.

54 |   2025 Proxy Statement

2024 EXECUTIVE COMPENSATION
(4)
The awards shown represent PSUs granted on January 28, 2022 for Messrs. Yates and Anderson, and on July 1, 2022 for Ms. Birmingham and Mr. Jefferson. These shares vest on February 28, 2025, provided the executive continues to be employed through such date. The number of shares that will vest is dependent upon our performance relative to three-year performance goals over the 2022-2024 performance period and the executive's continued employment through February 28, 2025. The amounts presented are based on achieving the maximum performance level.

(5)
The awards shown represent RSUs granted on January 25, 2023, except for Mr. Yates’ award, which was granted on January 26, 2023. These shares will vest on February 27, 2026, provided the executive continues to be employed through such date.

(6)
The awards shown represent PSUs granted on January 25, 2023, except for Mr. Yates’ award, which was granted on January 26, 2023. The number of shares that will vest is dependent upon our performance relative to three-year performance goals over the 2023-2025 performance period and the executive's continued employment through February 27, 2026. The amounts presented are based on achieving the maximum performance level.

(7)
The awards shown represent PSUs granted on March 27, 2023. The number of shares that will vest is dependent upon our performance relative to three-year performance goals over the 2023-2025 performance period and the executive's continued employment through February 27, 2026. The amounts presented are based on achieving the maximum performance level.

(8)	The awards shown represent RSUs granted on March 27, 2023. These shares will vest on February 27, 2026, provided the executive continues to be employed through such date.
(9)
The awards shown represent RSUs granted on January 24, 2024, except for Mr. Yates’ award, which was granted on January 25, 2024. These shares will vest on February 26, 2027, except for Mr. Yates’ award, which will vest on February 27, 2027, provided the executive continues to be employed through such date.

(10)
The awards shown represent PSUs granted on January 24, 2024, except for Mr. Yates’ award, which was granted on January 25, 2024. The number of shares that will vest is dependent upon our performance relative to three-year performance goals over the 2024-2026 performance period and the executive's continued employment through February 26, 2027, except for Mr. Yates’ award, which will vest on February 27, 2027. The amounts presented are based on achieving the maximum performance level.

(11)
The award shown represents a special retention award of service based RSUs granted on January 28, 2022. The award vests on January 28, 2025, provided the executive continues to be employed through such date.

(12)
The award shown represents a special retention award of service based RSUs granted on March 27, 2023. The award vests on March 27, 2025, provided the executive continues to be employed by us through such date.

(13)
The award shown represents a special retention award of service based RSUs granted on January 24, 2024. The award vests on January 24, 2025, January 24, 2026 and January 24, 2027, provided the executive continues to be employed through the applicable date.

  2025 Proxy Statement | 55

2024 EXECUTIVE COMPENSATION
2024 Option Exercises and Stock Vested
The following table sets forth information regarding the vesting of stock awards during 2024. During 2024, none of our NEOs exercised or held option awards with respect to the Company.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Lloyd Yates	—	—
Shawn Anderson	27,299(1)	705,679
Melody Birmingham	23,199(2)	665,811
William Jefferson	13,311(2)	382,026
Michael Luhrs	—	—

(1)	This amount represents 2021 PSUs and RSUs and 2021 special PSUs which vested on February 28, 2024.
(2)	This amount represents 2022 RSUs which vested on July 1, 2024.
(3)
Amounts shown reflect the value realized upon the vesting of stock awards during 2024, computed by multiplying the number of shares that vested by the market value of our common stock on the applicable vesting date.

2024 Non-Qualified Deferred Compensation
The following table provides information regarding deferred compensation with respect to our NEOs under the Deferred Compensation Plan and the Savings Restoration Plan.

Name	Plan Name(5)(6)	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Lloyd Yates	Deferred Compensation Plan	—	—	—	—	—
	Savings Restoration Plan	—	74,025	8,513	—	190,851
Shawn Anderson	Deferred Compensation Plan	—	—	—	—	—
	Savings Restoration Plan	—	27,075	1,991	—	57,868
Melody Birmingham	Deferred Compensation Plan	—	—	—	—	—
	Savings Restoration Plan	—	30,126	2,322	—	61,681
William Jefferson	Deferred Compensation Plan	—	—	—	—	—
	Savings Restoration Plan	—	25,118	1,432	—	45,641
Michael Luhrs	Deferred Compensation Plan	—	—	—	—	—
	Savings Restoration Plan	—	23,162	628	—	32,297

(1)	Amounts shown, if any, were deferred under our Deferred Compensation Plan.
(2)	The amount of Company contributions for each NEO in this column is included in each NEO’s compensation reported in the 2024 Summary Compensation Table under the column “All Other Compensation.”
(3)	The aggregate earnings in this column are not reported in the 2024 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.
(4)
The aggregate balance includes amounts for each NEO that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a NEO in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.

(5)
For a description of the Deferred Compensation Plan, please see the “Other Compensation and Benefits – Deferred Compensation Plan” section in the CD&A under “Establishing Executive Compensation” and the narrative accompanying this table.

(6)
For a description of the Savings Restoration Plan, please see the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Establishing Executive Compensation” and the narrative accompanying this table. These contributions are fully vested.

We sponsor the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Amounts due under the plans are unsecured contractual obligations that are paid from our general assets.
56 |   2025 Proxy Statement

2024 EXECUTIVE COMPENSATION
Deferred Compensation Plan. The Deferred Compensation Plan provides employees at certain job levels, including the NEOs, the ability to defer compensation on a pre-tax basis, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and/or between 5% and 80% of their annual bonus on a pre-tax basis. Participant deferrals are fully vested.
Savings Restoration Plan. The Savings Restoration Plan provides a supplemental benefit to eligible employees, including the NEOs, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $69,000 for 2024) and 401(a)(17) (a limitation on annual compensation of $345,000 for 2024) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested, with the investment options generally the same as those available under our Retirement Savings Plan.
Potential Payments upon Termination of Employment or a Change-in-Control of the Company
Each NEO is eligible for certain benefits, upon certain types of terminations of employment, including a termination of employment involving a change-in-control of the Company (“CIC”). These benefits are in addition to the benefits to which all employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The additional benefits are described below.
Executive Severance Policy. Our Executive Severance Policy provides severance pay and other benefits to terminated employees at a certain job level, including our NEOs, provided they satisfy the terms of the policy. No severance pay or other benefits are paid under this policy if the termination of employment occurs in connection with a Change-in-Control. Under the Executive Severance Policy, an employee becomes eligible to receive benefits only if he or she is terminated under any of the following scenarios: (a) a position elimination due to a reduction in force or other restructuring; (b) the position is moved to a principal employment location outside of a 50 mile radius from the Participant’s principal employment location on the date of termination of employment and such move would result in the Participant having a commute more than 20 miles longer, and provided that the Participant chooses not to relocate to the new location for such position; or (c) employment is constructively terminated. Constructive termination means a material reduction with respect to: (1) the scope of the employee’s position; (2) the employee’s base pay; or (3) the employee’s annual incentive opportunity; and as a result of any such event, the employee chooses to terminate employment. Under our Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives a lump sum amount equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.
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2024 EXECUTIVE COMPENSATION
Change-in-Control and Termination Agreements. As of December 31, 2024, we had CIC and Termination Agreements with each of the NEOs. We entered into these agreements based upon our belief that they are in the best interests of the shareholders. They are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that shareholder value is appropriately safeguarded and maximized. The CIC and Termination Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the 2020 Omnibus Plan and 2010 Omnibus Plan, the executives’ equity awards are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a CIC and Termination Agreement. The CIC and Termination Agreements can be terminated on twelve months’ notice to the participant. For purposes of the CIC and Termination Agreements:
“Good Cause” shall be deemed to exist if, and only if, we notify the executive, in writing, within 60 days of our knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.
“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan we maintain or the executive’s benefits; (3) we change by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the CIC and Termination Agreement. The CIC and Termination Agreements provide for a lump sum payment of two (three in the case of Mr. Yates) times the executive’s current annual base salary and target annual incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted annual incentive bonus for the year of termination. The CIC and Termination Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control related payments will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total Change-in-Control related payments reduced by the 20% excise tax and other federal, state, local and other taxes; and (ii) the after-tax value of the executive’s Change-in-Control related payments that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).
In addition, the CIC and Termination Agreements provide for the executives to receive a lump sum amount equivalent to 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Yates) following termination. In the event of a Change-in-Control, all outstanding equity awards granted to each of the NEOs under the applicable Omnibus Plan as of December 31, 2024 will vest only upon a termination of employment in connection with a Change-in-Control.
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2024 EXECUTIVE COMPENSATION
For the NEOs, we have quantified the potential payments upon termination under various termination scenarios as of December 31, 2024.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company at December 31, 2024(1)
	Severance ($)	Pro Rata Bonus Payment(5) ($)	Equity Grants ($)	Cash Awards ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Lloyd Yates
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	2,784,600	13,555,140	—	—	—	16,339,740
Death(2)	—	2,784,600	13,555,140	—	—	—	16,339,740
Involuntary Termination(3)	1,150,000	—	—	—	27,318	25,000	1,202,318
Change-in-Control(4)	11,803,801	2,784,600	24,550,722	—	90,377	25,000	39,254,501
Shawn Anderson
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	897,750	3,821,239	—	—	—	4,718,989
Death(2)	—	897,750	3,821,239	—	—	—	4,718,989
Involuntary Termination(3)	650,000	—	—	—	27,098	25,000	702,098
Change-in-Control(4)	3,095,500	897,750	7,924,531	—	59,063	25,000	12,001,844
Melody Birmingham
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	943,819	3,298,475	—	—	—	4,242,294
Death(2)	—	943,819	3,298,475	—	—	—	4,242,294
Involuntary Termination(3)	670,000	—	—	—	24,400	25,000	719,400
Change-in-Control(4)	3,227,638	943,819	5,613,281	—	53,817	25,000	9,863,555
William Jefferson
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	868,219	2,464,648	—	—	—	3,332,867
Death(2)	—	868,219	2,464,648	—	—	—	3,332,867
Involuntary Termination(3)	625,000	—	—	—	27,318	25,000	677,318
Change-in-Control(4)	2,986,438	868,219	4,535,495	—	59,315	25,000	8,474,468
Michael Luhrs
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	838,688	2,015,808	—	—	—	2,854,496
Death(2)	—	838,688	2,015,808	—	—	—	2,854,496
Involuntary Termination(3)	600,000	—	—	—	36,725	25,000	661,725
Change-in-Control(4)	2,877,375	838,688	4,005,885	—	77,943	25,000	7,824,891

(1)
Amounts payable to each of the NEOs as shown in the Pension Benefits Table, the Non-Qualified Deferred Compensation Table, and under the tax-qualified, nondiscriminatory 401(k) Plan are not included in this table.

(2)
For all NEO’s, special vesting rules apply in the event the applicable NEO’s employment terminates following the NEO becoming retirement eligible or as a result of the NEO’s death or disability. None of the NEO’s were retirement eligible as of December 31, 2024. If an NEO’s employment had terminated as a result of the NEO’s death or disability as of December 31, 2024, the NEO would have been entitled to pro-rata vesting as of the termination date, with the PSUs vesting based on actual performance; provided that, for the 2023 and 2024 PSUs, the PSU vesting would have been based on target performance if termination resulted from the NEO’s death. The figures above represent target performance because as of December 31, 2024 actual performance was not yet known. The value of the equity grants was determined by multiplying the closing price of our common stock on December 31, 2024, which was $36.76 per share, by the number of shares that would have vested upon termination of employment as a result of the NEO’s retirement, disability or death, as applicable.

(3)	Amounts shown reflect payments that would be made upon the involuntary termination of each NEO eligible under our Executive Severance Policy as described above.
(4)
Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the CIC and Termination Agreements as described above in the Change-in-Control and Termination Agreements section.

(5)	Bonus Payments were calculated using the NEO’s eligible earnings for 2024 and known company STI scorecard results for 2024.
  2025 Proxy Statement | 59

2024 EXECUTIVE COMPENSATION
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO.
For 2024, the ratio of the compensation of Mr. Yates, our CEO during 2024, to the compensation of the median employee is 102 to 1.
To identify the median of the annual total compensation of all our employees (other than our CEO), as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:
1.
To identify the “median employee” from our employee population, we prepared a full census of all our employees (except our CEO) using our existing centralized payroll database of base cash compensation (base salary plus overtime and shift premiums, calculated based on the hours worked during the relevant period) that is used internally to calculate annual cash (STI) incentive compensation and profit-sharing eligibility. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees. We used a new median employee for 2024. For 2024, we used the following methodology to identify the median employee:

■
We determined that, as of December 31, 2024, our employee population consisted of approximately 7,743 employees, with all of our employees located in the United States. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes.

We adjusted as of December 31, 2024, the compensation of 619 full-time employees and 57 part-time employees hired during 2024 to annualize compensation for any portion of the measurement period that they were not with the Company.
■
Although all of our employees are eligible for an annual cash (STI) incentive (paid in 2025 for 2024 individual and Company performance), we excluded this for all employees because we determined its inclusion would not have a meaningful effect on the determination of the median employee.

■	Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.
2.
We identified our median employee from a full census report compiled using base cash compensation as our consistently applied compensation measure. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments identifying the “median employee.”

3.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $125,174.

4.	For the year ended December 31, 2024, the total compensation for our CEO, Mr. Yates, was $12,784,970 as reported in the “Total” column of the Summary Compensation Table of this Proxy Statement.
60 |   2025 Proxy Statement

2024 Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive Compensation Actually Paid (“CAP”) to our CEO and to our non-CEO NEOs and certain financial performance of the Company. CAP, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis (CD&A)” section above.

Year	CEO		Former CEO		Other NEO Pay		Value of Initial Fixed $100 Invested Based on:		Net Income (in millions)	Adjusted EPS(8)
	Summary Compen- sation Table Total for CEO	Compen- sation Actually Paid to CEO(6)	Summary Compen- sation Table Total for Former CEO	Compensation Actually Paid to Former CEO(7)	Average Summary Compen- sation Table Total for Other NEOs	Average Compen- sation Actually Paid to Other NEOs	Total Share- holder Return (TSR)	Dow Jones Utilities Index Peer Group TSR
2024(1)	$12,784,970	$34,023,789	$0	$0	$3,656,310	$7,905,729	$157	$137	$845	$1.75
2023(2)	$9,216,680	$9,913,336	$0	$0	$2,869,181	$3,127,806	$109	$110	$674	$1.60
2022(3)	$7,113,506	$6,720,202	$1,352,993	($3,953,194)(6)	$2,221,932	$1,305,705	$109	$118	$792	$1.47
2021(4)	$0	$0	$9,535,782	$13,795,347	$2,491,010	$3,453,360	$106	$117	$589	$1.37
2020(5)	$0	$0	$6,457,725	$2,329,180	$3,093,801	$1,632,643	$85	$99	($14)	$1.32

(1)	For 2024, the table includes Lloyd Yates as CEO. The other NEOs were Shawn Anderson, Melody Birmingham, William Jefferson and Michael Luhrs.
(2)	For 2023, the table includes Lloyd Yates as CEO. The other NEOs were Donald E. Brown, Shawn Anderson, Melody Birmingham, William Jefferson and Michael Luhrs.
(3)	For 2022, the table includes Lloyd Yates as CEO and Joseph Hamrock as Former CEO. The other NEOs were Donald E. Brown, Shawn Anderson, Melody Birmingham, William Jefferson and Pablo A. Vegas.
(4)	For 2021, the table includes Joseph Hamrock as CEO. The other NEOs were Donald E. Brown, Pablo A. Vegas, Violet G. Sistovaris and Charles E. Shafer.
(5)	For 2020, the table includes Joseph Hamrock as CEO. The other NEOs were Donald E. Brown, Pablo A. Vegas, Violet G. Sistovaris and Carrie J. Hightman.
(6)
In accordance with the SEC rules, the amounts reported in these columns for each year were calculated by making the adjustments shown in the following tables to amounts reported for the CEOs in the Summary Compensation Table in the total column. Amounts for each year do not reflect the actual amount of compensation earned by or paid to the CEO during the applicable year.

(7)	A pro rata portion of all outstanding, unvested equity awards vesting in connection with Mr. Hamrock’s retirement in 2022.
(8)	Adjusted EPS is a non-GAAP financial measure. Appendix A to this Proxy Statement contains a full reconciliation of GAAP earnings per share to Adjusted EPS.
  2025 Proxy Statement | 61

2024 PAY VERSUS PERFORMANCE
To calculate CAP, the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:
CEO SCT to CAP Reconciliation:

Year	Reported SCT Total for Covered Year		Reported Value of Equity Awards in SCT for Covered Year(a)		Equity Award Adjustments for Covered Year(b)		Reported Change in the Actuarial Present Value of Pension Benefits for Covered Year		Pension Benefits Adjustments for Covered Year		Compensation Actually Paid for Covered Year
2024	$12,784,970	–	$8,266,041	+	$29,504,860	–	$0	+	$0	=	$34,023,789

Former CEO SCT to CAP Reconciliation:

Year	Reported SCT Total for Covered Year		Reported Value of Equity Awards in SCT for Covered Year(a)		Equity Award Adjustments for Covered Year(b)		Reported Change in the Actuarial Present Value of Pension Benefits for Covered Year		Pension Benefits Adjustments for Covered Year		Compensation Actually Paid for Covered Year
2022	$1,352,993	–	$0	+	($5,306,187)	–	$0	+	$0	=	($3,953,194)

Other NEOs SCT to CAP Reconciliation:

Year	Average Reported SCT Total for Covered Year		Average Reported Value of Equity Awards in SCT for Covered Year(a)		Average Equity Award Adjustments for Covered Year(b)		Average Reported Change in the Actuarial Present Value of Pension Benefits for Covered Year		Average Pension Benefits Adjustments for Covered Year(c)		Average of Compensation Actually Paid for Covered Year
2024	$3,656,310	–	$2,010,094	+	$6,259,513	–	$0	+	$0	=	$7,905,729

(a)	Represents the amounts reported in the Summary Compensation Table in the Stock Awards Column.
(b)	See reconciliation of the Equity Award Adjustments below.
(c)	See reconciliation of the Average Pension Benefits Adjustments below.
62 |   2025 Proxy Statement

2024 PAY VERSUS PERFORMANCE
CEO Equity Adjustment to CAP Reconciliation

Year	Covered Year- End Fair Value of Equity Awards Granted During Covered Year That Remained Outstanding and Unvested as of Last Day of Covered Year ($)
Change in Fair
Value as of
Last Day of
Covered Year
(as compared
to Last Day of
Prior Year) of
Equity Awards
Granted Prior
to Covered
Year and
Outstanding
and Unvested
as of Last Day
of Covered
Year
($)
			Vesting Date Fair Value of Equity Awards Granted During Covered Year that Vested During Covered Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted Prior to Covered Year that Vested During Covered Year ($)	Fair Value as of Last Day of Prior Year of Equity Awards that Failed to Meet Vesting Conditions During the Covered Year ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included as of Last Day of Covered Year ($)	Total - Inclusion of Equity Values ($)
2024	$18,179,158	$11,325,702	$0	$0	$0	$0	$29,504,860

Former CEO Equity Adjustment to CAP Reconciliation

Year	Covered Year-End Fair Value of Equity Awards Granted During Covered Year That Remained Outstanding and Unvested as of Last Day of Covered Year ($)
Change in
Fair Value as
of Last Day of
Covered Year
(as compared
to Last Day of
Prior Year) of
Equity
Awards
Granted Prior
to Covered
Year and
Outstanding
and Unvested
as of Last Day
of Covered
Year
($)
			Vesting Date Fair Value of Equity Awards Granted During Covered Year that Vested During Covered Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted Prior to Covered Year that Vested During Covered Year ($)	Fair Value as of Last Day of Prior Year of Equity Awards that Failed to Meet Vesting Conditions During the Covered Year ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included as of Last Day of Covered Year ($)	Total - Inclusion of Equity Values ($)
2022	$0	$632,393	$0	$171,491	($6,110,071)	$0	($5,306,187)

Other NEOs Equity Adjustment to CAP Reconciliation

Year	Average Covered Year- End Fair Value of Equity Awards Granted During Covered Year That Remained Outstanding and Unvested as of Last Day of Covered Year ($)
Average
Change in Fair
Value as of
Last Day of
Covered Year
(as compared
to Last Day of
Prior Year) of
Equity Awards
Granted Prior
to Covered
Year and
Outstanding
and Unvested
as of Last Day
of Covered
Year
($)
			Average Vesting Date Fair Value of Equity Awards Granted During Covered Year that Vested During Covered Year ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted Prior to Covered Year that Vested During Covered Year ($)	Average Fair Value as of Last Day of Prior Year of Equity Awards that Failed to Meet Vesting Conditions During the Covered Year ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included as of Last Day of Covered Year ($)	Total - Average Inclusion of Equity Values ($)
2024	$4,053,320	$2,181,865	$0	$24,328	$0	$0	$6,259,513

Fair values reported in this table are computed in accordance with FASB ASC Topic 718.
  2025 Proxy Statement | 63

2024 PAY VERSUS PERFORMANCE
CEO and Other NEOs Pension Adjustment to CAP Reconciliation

Year	Plan	Service Cost	Prior Service Cost	Total Average Pension Benefit Adjustment (Service Cost ÷ by number of Other NEOs in applicable year)
2024	Pension Plan	$0	$0	$0
	Pension Restoration Plan	$0	$0	$0
	Total	$0	$0	$0

64 |   2025 Proxy Statement

2024 PAY VERSUS PERFORMANCE
CAP* versus Total Shareholder Return
The graph below represents the relationship between CAP to our CEO, the average CAP to our Non-CEO NEOs and Total Shareholder Return (TSR) for NiSource and the Dow Jones U.S. Utilities Index.

CEO and Average Non-CEO NEO Compensation Actually Paid
Versus Company TSR
Compensation Actually Paid ($000s)
$40,000
$30,000
$20,000
$10,000
$0
($10,000)
Total Shareholder Return
Value of Fixed $100 Initial Investment
$200
$150
$100
$50
$0
-$50
$2,329
$1,633
$13,795
$3,453
$6,720
($3,953)
$1,306
$9,913
$3,128
$34,024
$7,906
$99
$85
$117
$106
$118
$109
$110
$109
$157
$137
2020
2021
2022
2023
2024
Fiscal Year
CEO Compensation Actually Paid
Former CEO Compensation Actually Paid
Average Non-CEO NEO Compensation Actually Paid
NiSource Inc. TSR
Dow Jones U.S. Utilities Index TSR

* CAP, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.
CAP versus Net Income
The graph below shows the relationship between the Company’s net income and the CEO and Non-CEO NEOs’ CAP. The Company does not use Net Income to determine compensation and is not included in incentive plans.

CEO and Average Non-CEO NEO Compensation Actually Paid
Versus Net Income
$40,000
$30,000
$20,000
$10,000
$0
($10,000)
Compensation Actually Paid ($000s)
$900
$675
$450
$225
$0
($225)
Net Income ($ Millions)
$2,329
$1,633
($14)
$13,795
$3,453
$589
$6,720
($3,953)
$1,306
$792
$9,913
$3,128
$674
$34,024
$7,906
$845
2020
2021
2022
2023
2024
Fiscal Year
CEO Compensation Actually Paid
Former CEO Compensation Actually Paid
Average Non-CEO NEO Compensation Actually Paid
NiSource Inc. Net Income

  2025 Proxy Statement | 65

2024 PAY VERSUS PERFORMANCE
CAP versus Company Selected Measures: Adjusted EPS
The graph below shows the relationship between the Company’s net operating earnings per share and the CEO and Non-CEO NEOs’ CAP. Adjusted EPS is a non-GAAP financial measure. Appendix A to this Proxy Statement contains a full reconciliation of GAAP earnings per share to Adjusted EPS.

CEO and Average Non-CEO NEO Compensation Actually Paid
Versus Adjusted EPS
Compensation Actually Paid ($000s)
$40,000
$30,000
$20,000
$10,000
$0
($10,000)
Adjusted EPS
$2.00
$1.50
$1.00
$0.50
$0.00
$1.32
$1.37
$1.47
$1.60
$1.75
$2,329
$1,633
$13,795
$3,453
$6,720
($3,953)
$1,306
$9,913
$3,128
$34,024
$7,906
2020
2021
2022
2023
2024
Fiscal Year
CEO Compensation Actually Paid
Former CEO Compensation Actually Paid
Average Non-CEO NEO Compensation Actually Paid
Adjusted EPS

Company Selected Performance Measures
The following were the three most important performance measures as determined by the Company that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed fiscal year. Adjusted EPS and RTSR are the only two financial measures used as part of the Company’s compensation programs and to link compensation actually paid and Company performance. Safety is the most important non-financial measure used to link compensation actually paid to Company performance.

Company Selected Performance Measures
Adjusted EPS
RTSR
Safety

66 |   2025 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)(3)
Equity compensation plans approved by security holders(1)	3,340,218	—	7,216,823
Equity compensation plans not approved by security holders	—	—	—
Total	3,340,218	—	7,216,823

(1)
Plans approved by security holders consist of the following: the 2010 Omnibus Plan, approved by stockholders on May 11, 2010 (no shares remain available for future grants under the plan); the 2020 Omnibus Plan approved by the stockholders on May 19, 2020; and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 7, 2019 and May 13, 2024.

(2)
Restricted stock units and performance share awards are payable at no cost to the grantee on a one-for-one basis. As of December 31, 2024, there were no outstanding stock options under the 2010 Omnibus Plan or the 2020 Omnibus Plan.

(3)
As of December 31, 2024, 7,216,823 shares remained available for issuance under the 2020 Omnibus Plan and 1,326,035 shares remained available for purchase under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides the opportunity for eligible employees to acquire shares of our common stock at a 10% discount. For purposes of this table, we have included the number of shares issuable under outstanding performance share awards assuming performance targets are achieved at the maximum achievement level.

  2025 Proxy Statement | 67

PROPOSAL 2 – ADVISORY APPROVAL OF NEO COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in a non-binding advisory vote, the compensation paid to our NEOs, as disclosed under the headings “2024 Executive Compensation” and “Compensation Discussion and Analysis (CD&A)” above, commonly known as a “Say-on-Pay” proposal.
At the 2024 annual meeting of stockholders, we provided our stockholders with an advisory vote regarding how frequently the Company will conduct future stockholder advisory votes to approve the compensation paid to our NEOs. A majority of the shares present or represented at the meeting were voted in favor of an annual vote, consistent with the Board’s recommendation. Based on these results, the Board has determined to hold an annual advisory vote on the compensation paid to our NEOs.
The Board encourages stockholders to carefully review the 2024 Executive Compensation and CD&A sections of this Proxy Statement, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term shareholder value by contributing to our ongoing success. All facets of our compensation program are regularly monitored by the C&HC Committee to ensure that the program is well-tailored to fulfill our compensation philosophy and objectives.
In considering this proposal, stockholders may wish to consider the following factors that we believe demonstrate our commitment to maintaining a robust compensation program:
■	Compensation is closely tied to both corporate and individual performance;
■	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;
■	Total compensation packages are competitive to our Comparator Group;
■	Perquisites are appropriately limited in number and modest in dollar value; and
■	We believe our compensation program does not create incentives for behaviors that create material risk to the Company.
As discussed in the CD&A and 2024 Executive Compensation sections of this Proxy Statement, the C&HC Committee and the Board believe that our executive compensation program fulfills the objectives of our compensation philosophy in a prudent and effective manner.
Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:
RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As this is an advisory vote, the result will not be binding on the Company, the Board or the C&HC Committee, although the C&HC Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.
Vote Required
The affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the NEOs. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of our NEOs. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on the proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF NEO COMPENSATION ON AN ADVISORY BASIS.
68 |   2025 Proxy Statement

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed Deloitte as our independent registered public accounting firm for 2025. As part of its oversight of our relationship with our independent registered public accounting firm and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent registered public accounting firm on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of our independent registered public accounting firm and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Registered Public Accounting Firm Fees”.
Deloitte has served as our independent registered public accounting firm since 2002 and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting to drive audit quality and efficient fee structures. As a result of this expertise, and, as noted above, the Audit Committee’s oversight designed to assure continuing independence, the Board and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accounting firm. Further, the Board believes that the continued retention of Deloitte is in our best interest and the best interest of our stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be present at the virtual Annual Meeting and will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the shares present during the virtual Annual Meeting or represented by proxy and entitled to vote is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for 2025. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and, accordingly, there will not be any broker non-votes.
THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.
  2025 Proxy Statement | 69

PROPOSAL 4 – STOCKHOLDER PROPOSAL REQUESTING TO SUPPORT SPECIAL SHAREHOLDER MEETING IMPROVEMENT
Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who beneficially owns a requisite number of shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.
Proposal 4 – Support Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
To make up for our complete lack of a right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting. Hundreds of major companies provide shareholders with the right to act by written consent.
Certain companies, that do not provide for a shareholder right to act by written consent, have a more reasonable stock ownership threshold to call for a special shareholder meeting. Southwest Airlines is an example of a company that does not provide for shareholder written consent and yet provides for 10% of shares to call for a special shareholder meeting.
Calling a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call a special shareholder meeting is that it gives shareholders a Plan B option if management is not interested in good faith shareholder engagement
This proposal received 38% support at an earlier NiSource annual meeting. Perhaps it will do better now because the shareholder right to call for a special shareholder meeting can play a role in turning around a company. NiSource is in need of a turnaround. NiSource stock was at $364 in 2019 and has not been close to the $364 level since then with a price of $157 in late 2024.
A special meeting can be called to introduce a company to a new strategy. The current 25% ownership threshold (based on all shares outstanding) to call for a special shareholder makes it difficult for shareholders or potential shareholders to acquire shares to meet the 25% threshold. The best strategies for turning around a company do not necessarily come from a company's existing shareholders. Making it less difficult for shareholders to acquire enough shares to call a special shareholder meeting may be an incentive for the NiSource directors and executives to develop a turnaround strategy on their own.
With the widespread use of online shareholder meetings it is much easier for NiSource to conduct a special shareholder meeting and our bylaws thus need to be updated accordingly.
Please vote yes:
Support Special Shareholder Meeting Improvement - Proposal 4
70 |   2025 Proxy Statement

PROPOSAL 4 – STOCKHOLDER PROPOSAL REQUESTING TO SUPPORT SPECIAL SHAREHOLDER MEETING IMPROVEMENT
Board of Directors’ Statement in Opposition
Your Board of Directors unanimously recommends a vote AGAINST this proposal.
The Board of Directors and its Nominating and Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders or Company and is not consistent with market trends or best corporate governance practices.
Our Certificate of Incorporation and Bylaws include a stockholder right to call special meetings that the Board believes strikes the appropriate balance between enhancing stockholder rights and adequately protecting the best interests of all of our stockholders.
Under our Certificate of Incorporation and Bylaws, stockholders holding at least 25% of the shares of common stock issued and outstanding may call a special meeting. Approximately 74% of S&P 500 companies provide stockholders with the right to call a special meeting. Of those companies, only approximately 20% have a 10% or less ownership threshold.
In its consideration of this proposal, the Board evaluated a number of factors, including the best interests of our stockholders, the resources required to convene a special meeting, the characteristics and composition of our stockholder base, the general unlikelihood of calling for a special stockholder meeting, and the existing corporate governance framework and opportunities for stockholders to engage with the Board and management between annual meetings.
The Board continues to believe that special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot be delayed until the next annual meeting. The Board believes that the current 25% ownership threshold provides an appropriate balance between providing accountability to stockholders and enabling the Board and management to focus on meeting our business objectives and enhancing stockholder value. A lower ownership threshold runs the risk of a single stockholder, or small group of stockholders, having a disproportionate impact on the Company. Maintaining the current 25% ownership threshold prevents special interest stockholders from calling a special meeting that may not be of interest to all stockholders. Further, implementation of the 10% ownership threshold could significantly disrupt our operations and increase costs. For every special meeting, we are required to provide each stockholder a notice of meeting and proxy materials, which results in significant legal, printing and mailing and administrative expenses, as well as other costs normally associated with holding a stockholder meeting. Additionally, preparing for stockholder meetings requires significant attention of our directors, officers and employees, diverting their attention away from performing their primary functions and day-to-day operations. Accordingly, the current 25% ownership threshold is a more appropriate standard to ensure that special meetings are held only for matters important to a larger group of stockholders and in the best interest of the Company.
The Board further believes that our strong corporate governance framework, which provides Board accountability to stockholders, makes the adoption of this proposal unnecessary. In addition to giving stockholders a meaningful right to call a special meeting in our Certificate of Incorporation and Bylaws, our corporate governance practices and policies ensure the Board remains accountable to stockholders. These extensive and strong corporate governance practices include:
■	In-place rights for stockholders to call special meetings;
■	Annual election of directors (with board refreshment reviewed regularly);
■	Majority voting for all directors with resignation policy;
■	No supermajority voting provisions;
■	Proxy access bylaw (3% ownership / 3 years / 20 stockholders);
■	Separate independent chairman and CEO;
■	All directors independent except CEO; and
■	Annual “Say-on-Pay” advisory votes.
In addition, stockholders may communicate directly with the Board at any time. We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive
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PROPOSAL 4 – STOCKHOLDER PROPOSAL REQUESTING TO SUPPORT SPECIAL SHAREHOLDER MEETING IMPROVEMENT
compensation and other matters. For further information on our engagement efforts and how our stockholders may communicate with any director, any Board committee or the full Board, see the sections titled “Corporate Governance―Stockholder Engagement” and “Corporate Governance―Communications with the Board and Non-Management Directors”.
We believe that this comprehensive package of corporate governance practices and policies, including our existing stockholder right to call a special meeting and our stockholder engagement efforts, protects stockholder rights without the expense and risk associated with lowering the ownership threshold necessary to call a special meeting.
Finally, our stockholders have already considered this same proposal from this same proponent twice in recent years and both times rejected it. The proponent submitted the same proposal at our 2019 and 2022 Annual Meetings of Stockholders. At both meetings, a majority of our stockholders voted against this proposal. Given these recent results, the Board believes the current ownership threshold continues to reflect the position of our stockholders on this matter.
For the reasons set forth above, the Board believes that the implementation of this proposal is unnecessary and not in the best interests of the Company and its stockholders.
Vote Required
If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.
THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
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AUDIT COMMITTEE REPORT
Our Audit Committee consists of Messrs. Bunting and Butler and Mss. Barbour and Lee. Each member of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each member of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has determined that Mr. Bunting, the Chair of the Audit Committee, and Mses. Barbour and Lee are each an “audit committee financial expert” as defined by SEC rules.
The Audit Committee is responsible for, among other things, assisting the Board in monitoring the integrity of our financial statements; reviewing the qualifications and independence of our independent registered public accounting firm; overseeing the performance of our internal audit function and independent registered public accounting firm; monitoring compliance with legal and regulatory requirements; and reviewing our risk assessment process. The Audit Committee’s charter describes in greater detail the full responsibilities of the committee and is available on our website. The Audit Committee has the sole authority to appoint, retain or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee. Further information about the Audit Committee is detailed in the “Corporate Governance” section, see pages 25-26 of this proxy statement.
In 2024, the Committee met nine times. Meetings are designed to facilitate and encourage open communication among the members of the Audit Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”). In the performance of its responsibilities, the Audit Committee met regularly with the members of our internal audit function and Deloitte, with and without management present, to discuss, among other items, the results of its examinations, evaluations of our internal controls, the overall quality, not just the acceptability, of our financial reporting. The Audit Committee also met regularly with management, our internal audit function and Deloitte on a recurring basis to review and discuss the audit process, accounting, auditing, internal controls over financial reporting, annual and quarterly financial statements and related disclosures in reports filed with the SEC, earnings and risk assessment and risk management matters. In addition, during these meetings, the Audit Committee reviewed and discussed, among other items, the audited consolidated financial statements, the unaudited interim financial statements, significant accounting policies applied by us in our financial statements and non-GAAP financial measures, preapproval of audit services and permissible non-audit services performed by Deloitte, and policies and procedures related to compliance, ethics and legal and regulatory matters. The Audit Committee also discussed with, and received regular status reports from, our internal audit function and Deloitte on the overall scope and plans for their audits, including the scope and plans for evaluating the effectiveness of internal controls over financial reporting.
The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with audit committees concerning independence and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to us is compatible with maintaining Deloitte’s independence. In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.
The Audit Committee evaluates the performance of its independent auditor annually, including the senior audit engagement team, and considers whether to retain the current independent auditor or consider rotating the engagement to a different audit firm. The annual review is a rigorous evaluation and takes into account various factors, including the historical and recent performance of Deloitte on the audit; the professional qualifications of the firm and the lead audit partner; the quality of ongoing discussions with Deloitte; the results of an internal survey of Deloitte’s service and quality; the appropriateness of fees; and evidence supporting the firm’s independence, objectivity and professional skepticism.
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AUDIT COMMITTEE REPORT
Based on its evaluation, the Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2025. Deloitte has served as the company’s independent auditor since 2002. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.

Audit Committee

Theodore H. Bunting, Jr., CPA, Chair
Sondra Barbour
Eric L. Butler
Cassandra Lee, CPA

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$6,126,550	$6,108,400
Audit-Related Fees(2)	—	60,000
Tax Compliance(3)	—	—
Tax Advice and Tax Planning(4)	—	—
All Other Fees(5)	6,111	7,901

(1)
Audit Fees — Fees for professional services performed by Deloitte for the audit of our annual financial statements in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees — Fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. These fees included services billed by Deloitte in 2023 in connection with the 2022 audit of our benefit plans.

(3)	Tax Compliance — Fees for professional services performed by Deloitte with respect to tax compliance.
(4)	Tax Advice and Tax Planning — Fees for professional services performed by Deloitte with respect to tax advice and tax planning.
(5)	All Other Fees — Fees for permissible work performed by Deloitte that does not fit within the above categories.
Pre-Approval Policies and Procedures. During 2024, the Audit Committee approved all audit, audit-related and non-audit services provided to us by Deloitte prior to management engaging the independent registered public accounting firm for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent registered public accounting firm for the year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Theodore H. Bunting, Jr.) by our Vice President and Chief Accounting Officer may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent registered public accounting firm no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining the firm’s independence.
DELINQUENT SECTION 16(A) REPORTS
Based on a review of reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of our common stock who are required to file such reports did file all such reports on a timely basis during 2024.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING
Stockholders may submit proposals appropriate for stockholder action at the 2026 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of our Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in our proxy statement in connection with the 2026 Annual Meeting, we must receive your written proposal no later than December 1, 2025.
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Stockholder proposals not intended to be included in our proxy statement (including director nominations) may be brought before the 2026 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 12, 2026, and no later than February 11, 2026. The notice must include all of the information required to be set forth in any such notice by our Bylaws.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2026 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to us no earlier than November 1, 2025, and no later than December 1, 2025.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2026.
If you would like a copy of our Bylaws, please contact our Corporate Secretary at the above address or access our Bylaws on our website at https://www.nisource.com/corporate-governance. Failure to comply with our Bylaw procedures and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2026 Annual Meeting.
FORM 10-K, ANNUAL REPORT AND FINANCIAL STATEMENTS
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, but without exhibits, is contained within our Annual Report which is available on our website at https://www.nisource.com/filings. We will mail a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, but without exhibits, free of charge to any stockholder upon written request to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410.
AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report for the year ended December 31, 2024, and voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.
You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials, including the Notice of Internet Availability of Proxy Materials, may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to
76 |   2025 Proxy Statement

receive separate copies of the proxy materials, including the Notice of Internet Availability of Proxy Materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our Notice of Availability of Proxy Materials), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.
OTHER BUSINESS
The Board does not intend to bring any other matters before the Annual Meeting other than those described in this Proxy Statement. If any other matters do properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.
Whether or not you plan to attend the virtual Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly S. Cuccia
Executive Vice President, General Counsel and
Corporate Secretary
Dated: March 31, 2025

Cautionary Note Regarding Forward-Looking Information
This Proxy Statement contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. The use of “might,” “may,” “could,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “forecasts,” “predicts,” “assumes,” “goal” and other similar words is intended to identify forward-looking statements that involve risk and uncertainty. These forward-looking statements are subject to various factors that could cause actual results to differ materially from the results anticipated in these statements. These factors include, but are not limited to, those discussed in the “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections of Annual Report on Form 10-K for the year ended December 31, 2024 as updated in subsequent reports we file with the SEC. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events, or any other factors affect the information contained in the statements. References to our website or other links to our publications or other information are provided for the convenience of our stockholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.
  2025 Proxy Statement | 77

APPENDIX A TO PROXY STATEMENT
RECONCILIATION OF CONSOLIDATED NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO ADJUSTED NET INCOME AVAILABLE TO COMMON SHAREHOLDERS (Non-GAAP) (unaudited)

	Twelve Months Ended December 31,
(in millions, except per share amounts)	2024	2023	2022	2021	2020
GAAP Net Income Available to Common Shareholders	$739.7	$661.7	$749.0	$529.8	$(72.7)
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal(1)	60.4	60.6	(24.9)	1.2	24.0
FAC adjustment(2)	—	—	8.0	—	—
Massachusetts Business transaction revenue	—	—	—	—	(9.0)
Operating Expenses:
Greater Lawrence Incident	—	—	—	9.2	16.7
Plant retirement costs	—	—	—	14.1	4.6
NiSource Next initiative(3)	—	—	3.3	24.7	45.8
Massachusetts Business related amounts(4)	—	—	(105.0)	6.8	400.3
Gain on sale of assets, net	—	—	—	—	(1.8)
Total adjustments to operating income	60.4	60.6	(118.6)	56.0	480.6
Other Income (Deductions):
Interest rate swap settlement gain	—	—	(10.0)	—	—
Loss on early extinguishment of long-term debt	—	—	—	—	243.5
Income Taxes:
Income taxes – discrete items	—	—	—	—	47.9
Tax effect of above items(5)	(15.5)	(15.8)	27.8	(14.6)	(191.8)
Preferred Dividends:
Preferred dividends redemption premium(6)	14.0	9.8	—	—	—
Total adjustments to net income (loss)	58.9	54.6	(100.8)	41.4	580.2
Adjusted Net Income Available to Common Shareholders	$798.6	$716.3	$648.2	$571.2	$507.2
Diluted Average Common Shares	456.0	447.9	442.7	417.3	385.3
GAAP Diluted Earnings Per Share(7)	$1.62	$1.48	$1.70	$1.27	$(0.19)
% Growth in Diluted Earnings Per Share from Prior Year(8)	9.5%
Adjustments to diluted earnings per share	0.13	0.12	(0.23)	0.10	1.51
Adjusted Earnings Per Share	$1.75	$1.60	$1.47	$1.37	$1.32
% Growth in Adjusted Earnings Per Share from Prior Year(9)	9.4%

(1)	Represents the variance between actual and normal weather. Beginning in 2024, the adjustment for NIPSCO Operations excludes the impact of non-controlling interest.
(2)	Represents fuel costs deemed over-collected from customers through the FAC mechanism and ordered to be refunded to customers.
(3)	Represents incremental severance and third-party consulting costs incurred in connection with the NiSource Next initiative.
(4)	Represents proceeds from a property insurance settlement related to the Greater Lawrence Incident.
(5)	Represents income tax expense calculated using the statutory tax rates by legal entity.
(6)
Represents the difference between the carrying value on the redemption date of the Series B Preferred Stock and the total amount of consideration paid to redeem, net of the fair value of common shares issued during 2024.

  2025 Proxy Statement | A-1

(7)
The GAAP Diluted Earnings Per Share includes the effects of income allocated to participating securities and adds back the dilutive effect of Equity Units in the prior year. Please refer to Note 5, “Earnings Per Share,” within the Company’s Annual Report on Form 10-K for the period ended December 31, 2024.

(8)	% growth taken from change in diluted earnings per share over prior year divided by prior year diluted earnings per share.
(9)	% growh taken from change in adjusted earnings per share over prior year divided by prior year adjusted earnings per share.
Beginning with the first quarter of 2024, NiSource Inc. changed its disclosure of non-GAAP results and guidance for net operating earnings available to common shareholders to adjusted net income available to common shareholders and for net operating EPS to adjusted EPS to better align with the presentation used by many companies to report their non-GAAP results. The change reflects a name change only and the calculations of each of these non-GAAP metrics remains consistent with the historical calculations.
Reconciliation of Net Cash Flows from Operating Activities to FFO to Debt (Adjusted) (Non-GAAP) (Unaudited)
Annual FFO/Debt Reconciliation
($ in millions)

2024
Net Cash Flows from Operating Activities	1,782
- Accounts receivable	(102)
- Gas storage and other inventories	102
- Accounts payable	72
- Exchange gas receivable/payable	(134)
- Other accruals	10
- Prepayments and other current assets	(76)
- Other adjustments	(34)
Funds from Operations (Adjusted)	1,944

Long-term debt	12,075
+ Current portion of long-term debt	1,281
+ Short-term borrowings	605
+ Other adjustments	(657)
Total Adjusted Debt	13,304
FFO to Debt (Adjusted)	14.6%

A-2 |   2025 Proxy Statement

NiSource®

801 E. 86TH AVENUE
MERRILLVILLE, IN 46410
ATTN: CORPORATE SECRETARY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2025 for shares held in the 401(k) Plan. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions. In addition to voting, you may also sign up for electronic delivery of future proxy statements, proxy cards and annual reports at www.proxyvote.com.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NI2025**

The company will be hosting the meeting live via the Internet. To attend the meeting via the Internet and vote during the meeting, please visit www.virtualshareholdermeeting.com/NI2025. Be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 7, 2025 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65478-P20757 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NISOURCE INC.

The Board of Directors recommends you vote FOR the election of each of the director nominees listed below in proposal 1 and FOR proposals 2 and 3:

Nominees:

	Nominee	For	Against	Abstain
1a.	Peter A. Altabef	☐	☐	☐
1b.	Sondra L. Barbour	☐	☐	☐
1c.	Theodore H. Bunting, Jr.	☐	☐	☐
1d.	Eric L. Butler	☐	☐	☐
1e.	Deborah A. Henretta	☐	☐	☐
1f.	Deborah A. P. Hersman	☐	☐	☐
1g.	Michael E. Jesanis	☐	☐	☐
1h.	William D. Johnson	☐	☐	☐
1i.	Kevin T. Kabat	☐	☐	☐
1j.	Cassandra S. Lee	☐	☐	☐
1k.	John McAvoy	☐	☐	☐
1l.	Lloyd M. Yates	☐	☐	☐

Management Proposals:

	Proposal	For	Against	Abstain
2.	To approve named executive officer compensation on an advisory basis.	☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2025.	☐	☐	☐

Stockholder Proposal:

The Board of Directors recommends you vote AGAINST proposal 4:

	Proposal	For	Against	Abstain
4.	To consider a stockholder proposal requesting to support special shareholder meeting improvement.	☐	☐	☐

NOTE: In the discretion of the proxies named herein, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

V65479-P20757

Proxy — NiSource Inc.

The undersigned hereby appoints Lloyd M. Yates and Kimberly S. Cuccia, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company's Annual Meeting of Stockholders ("Annual Meeting"), to be held virtually at www.virtualshareholdermeeting.com/NI2025 on Monday, May 12, 2025, at 10:30 a.m., Central Time, and any adjournment or postponement thereof.

Unless otherwise marked, the proxy will be voted: "FOR" the election of all of the nominees for director listed on the reverse side and "FOR" proposals Two, and Three, and "AGAINST" proposal Four.

If you are a stockholder under the 401(k) Plan voting online or by phone, the voting deadline is 11:59 p.m. ET on May 7, 2025. If you are a stockholder under the 401(k) Plan voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent the day before the voting cutoff date.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

Continued and to be signed on reverse side